Exhibit 10.1

CREDIT AGREEMENT

dated as of October 6, 2006

among

INSIGHT MIDWEST HOLDINGS, LLC,
as Borrower,

The Lenders Party Hereto,

J.P.  MORGAN SECURITIES INC.,
and
BANK OF AMERICA, N.A.,
as Co-Syndication Agents

MORGAN STANLEY SENIOR FUNDING, INC.,

GENERAL ELECTRIC CAPITAL CORPORATION,

WACHOVIA BANK, NATIONAL ASSOCIATION,

and

THE ROYAL BANK OF SCOTLAND PLC

as Co-Documentation Agents

and

THE BANK OF NEW YORK,
as Administrative Agent

J.P. MORGAN SECURITIES INC.,
and
BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arrangers and Joint Book Runners

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York  10005

-i-

-ii-

-iii-

The exhibits and schedules listed below have been omitted. A copy of the omitted exhibits and schedules will be furnished to the Securities and Exchange Commission upon its request.

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance
Exhibit B-1	Form of A Term Loan Note
Exhibit B-2	Form of B Term Loan Note
Exhibit B-3	Form of Revolving Loan Note
Exhibit B-4	Form of Swingline Note
Exhibit C	Form of Solvency Certificate
Exhibit D	Form of Additional Term Loan Supplement
Exhibit E	Form of Revolving Increase Supplement
Exhibit F-1	Form of Opinion of Dow Lohnes PLLC
Exhibit F-2	Form of Opinion of Debevoise & Plimpton LLP
Exhibit F-3	Form of Opinion of Richards, Layton & Finger, P.A.
Exhibit G	Form of Closing Certificate
Exhibit H	Form of Lender Authorization
Exhibit I	Tax Statement

SCHEDULES:

Schedule 1.1A	Commitments
Schedule 1.1B	List of Existing Letters of Credit
Schedule 4.6	Disclosed Matters
Schedule 4.12	List of Subsidiaries
Schedule 4.13	List of Insurance
Schedule 7.1	List of Existing Indebtedness
Schedule 7.2	List of Existing Liens
Schedule 7.4	List of Existing Investments
Schedule 7.9	List of Agreements with Affiliates
Schedule 7.10	List of Existing Restrictions

-iv-

CREDIT AGREEMENT, dated as of October 6, 2006, among INSIGHT MIDWEST HOLDINGS, LLC, the LENDERS party hereto, J.P. MORGAN SECURITIES INC. and BANK OF AMERICA, N.A., as Co-Syndication Agents, MORGAN STANLEY SENIOR FUNDING, INC., GENERAL ELECTRIC CAPITAL CORPORATION, WACHOVIA BANK, NATIONAL ASSOCIATION and THE ROYAL BANK OF SCOTLAND PLC, as Co-Documentation Agents, and THE BANK OF NEW YORK, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1.                                   Defined Terms

As used in this Credit Agreement, the following terms have the meanings specified below:

“A Delayed Draw Expiration Date” means the date that is 45 days following the Closing Date.

“A Delayed Draw Funding Date” means the date on which the Borrower borrows A Delayed Draw Term Loans.

“A Delayed Draw Term Loan” means a Loan made pursuant to Section 2.1(b)(ii).

“A Delayed Draw Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an A Delayed Draw Term Loan hereunder on the A Delayed Draw Funding Date, expressed as an amount representing the maximum principal amount of the A Delayed Draw Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.5(c) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4. The initial amount of each Lender’s A Delayed Draw Term Loan Commitment is set forth on Schedule 1.1A, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its A Delayed Draw Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ A Delayed Draw Term Loan Commitments is $385,000,000.

“A Initial Term Loan” means a Loan made pursuant to Section 2.1(b)(i).

“A Initial Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an A Initial Term Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the A Initial Term Loan to be made by such Lender hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4. The initial amount of each Lender’s A Initial Term Loan Commitment is set forth on Schedule 1.1A, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its A Initial Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ A Initial Term Loan Commitments is $0.

“A Term Commitment” means an A Initial Term Loan Commitment or an A Delayed Draw Term Loan Commitment.  The aggregate amount of the A Term Commitments as of the Closing Date is $385,000,000.

“A Term Loan” means an A Initial Term Loan or an A Delayed Draw Term Loan.  For the avoidance of doubt, the A Initial Term Loans and the A Delayed Draw Term Loans shall constitute A Term Loans for all purposes under the Loan Documents, including, without limitation, for the defined term “Class”.

“A Term Maturity Date” means October 6, 2013, and if such date is not a Business Day, the next succeeding Business Day.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Term Loan” and “Additional Term Loans” shall have the respective meanings set forth in Section 2.1(e).

“Additional Term Loan Borrowing Date” shall have the meaning set forth in the applicable Additional Term Loan Supplement.

“Additional Term Loan Commitment” shall mean, as of any date and with respect to any Lender, the amount set forth in paragraph 2 or 3 of the applicable Effective Additional Term Loan Supplement.

“Additional Term Loan Maturity Date” shall have the meaning set forth in the applicable Additional Term Loan Supplement.

“Additional Term Loan Supplement” means a supplement in substantially the form of Exhibit D.

“Adjusted Annualized Consolidated Operating Cash Flow” means Annualized Consolidated Operating Cash Flow adjusted on a Pro Forma Basis.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means BNY, in its capacity as administrative agent for the Lenders hereunder, together with any of its successors.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned to such term in Section 2.7(e).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that (i) so long as the Sponsor collectively owns directly or indirectly, at least 20% of the issued and outstanding voting Equity Interests of the Borrower, the Sponsor shall be deemed to be an Affiliate of the Borrower and each one of the Subsidiaries and (ii) Comcast and its subsidiaries shall not be deemed to be Affiliates of the Borrower or any of the Subsidiaries as a result of Comcast’s or any of its subsidiaries’ partnership interest in Insight Midwest, unless TCI or any Person or Persons that succeed to any or all rights of TCI under the Partnership Agreement are given materially more voting or veto rights than TCI has under the Partnership Agreement on the Closing Date or Comcast or one of its Affiliates (without giving effect to this clause (ii)) becomes the general partner under the Partnership Agreement, in which cases the presumption set forth in this clause (ii) shall not apply.

“Agents” means, collectively, BNY, J.P. Morgan Securities Inc., Bank of America, N.A., Morgan Stanley Senior Funding, Inc., General Electric Capital Corporation, Wachovia Bank, National Association and The Royal Bank of Scotland plc.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Annualized Consolidated Operating Cash Flow” means, with respect to any fiscal quarter, Consolidated Operating Cash Flow for such fiscal quarter multiplied by four.

“Applicable Margin” means:

(a)                                  at all times from and after the Closing Date and during the applicable periods set forth below:  (i) with respect to ABR Revolving Borrowings and ABR A Term Loan Borrowings, the percentage set forth below under the heading “Revolving and A Term ABR Margin”, (ii) with respect to Eurodollar Revolving Borrowings, Eurodollar A Term Loan Borrowings and fees payable under Section 3.3(b), the percentage set forth below under the heading “Eurodollar and LC Fee Margin”, (iii) with respect to the fees payable under Section 3.3(a)(i), the percentage set forth below under the heading “Commitment Fee Margin for Revolving Commitments” and (iv) with respect to Swingline Loans that do not bear interest at the Negotiated Rate, the percentage set forth below under the heading “Revolving and A Term ABR Margin”; provided that, in the case of each of clauses (i) through (iv) until the first delivery of financial statements after the Closing Date pursuant to Section 6.1(a) or (b), Pricing Level 3 shall apply:

Pricing Level	Leverage Ratio	Revolving and A Term ABR Margin	Eurodollar and LC Fee Margin	Commitment Fee Margin for Revolving Commitments
1	> 5.75:1.00	1.00%	2.00%	0.500%
2	< 5.75:1.00 and > 5.25:1.00	0.75%	1.75%	0.375%
3	< 5.25:1.00 and > 4.75:1.00	0.50%	1.50%	0.375%
4	< 4.75:1.00 and > 4.25:1.00	0.25%	1.25%	0.375%
5	< 4.25:1.00	0.00%	1.00%	0.250%

(b)                                 (i) at all times from and after the Closing Date and prior to the Exit Event Effective Date, (x) with respect to ABR B Term Loan Borrowings, 1.25%, and (y) with respect to Eurodollar B Term Loan Borrowings, 2.25% and (ii) at all times from and after the Exit Event Effective Date, (x) with respect to ABR B Term Loan Borrowings, the percentage set forth below under the heading “B Term ABR Margin”, and (y) with respect to Eurodollar B Term Loan Borrowings, the percentage set forth below under the heading “B Term Eurodollar Margin”:

Pricing Level	Leverage Ratio	B Term ABR Margin	B Term Eurodollar Margin
1	>6.50 : 1.00	1.75%	2.75%
2	<6.50 : 1.00	1.25%	2.25%

(c)                                  With respect to each Additional Term Loan, “Applicable Margin” shall have the meaning set forth in Schedule I to the Effective Additional Term Loan Supplement applicable thereto.

Changes in the Applicable Margin resulting from a change in the Leverage Ratio shall be based upon the certificate most recently delivered under Section 6.1(c) and shall become effective on the date of such delivery.  Notwithstanding anything to the contrary in this definition, if the Borrower shall fail to deliver to the Administrative Agent such a certificate on or prior to any date required hereby, Pricing Level 1 shall apply to each chart in this definition from and including such date to the date of delivery to the Administrative Agent of such certificate.

“Applicable Percentage” means, with respect to any applicable Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Transactions” has the meaning assigned to such term in the defined term “Pro Forma Basis”.

“Approved Fund” means any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c)(i) an entity or an Affiliate of an entity that administers or manages a Lender or (ii) an entity or an Affiliate of an entity that is the investment advisor to a Lender.

“Arrangers” means J.P. Morgan Securities Inc. and Banc of America Securities LLC.

“Asset Transfer” has the meaning assigned to such term in Section 7.5(m).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“B Delayed Draw Expiration Date” means the date that is 45 days following the Closing Date.

“B Delayed Draw Funding Date” means the date on which the Borrower borrows B Delayed Draw Term Loans.

“B Delayed Draw Term Loan” means a Loan made pursuant to Section 2.1(c)(ii).

“B Delayed Draw Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a B Delayed Draw Term Loan hereunder on the B Delayed Draw Funding Date, expressed as an amount representing the maximum principal amount of the B Delayed Draw Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.5(c) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4. The initial amount of each Lender’s B Delayed Draw Term Loan Commitment is set forth on Schedule 1.1A, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its B Delayed Draw Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ B Delayed Draw Term Loan Commitments is $450,000,000.

“B Initial Term Loan” means a Loan made pursuant to Section 2.1(c)(i).

“B Initial Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a B Initial Term Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the B Initial Term Loan to be made by such Lender hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4. The initial amount of each Lender’s B Initial Term Loan Commitment is set forth on Schedule 1.1A, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its B Initial Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ B Initial Term Loan Commitments is $1,350,000,000.

“B Term Commitment” means a B Initial Term Loan Commitment or a B Delayed Draw Term Loan Commitment.  The aggregate amount of the B Term Commitments as of the Closing Date is $1,800,000,000.

“B Term Loan” means a B Initial Term Loan or a B Delayed Draw Term Loan.  For the avoidance of doubt, the B Initial Term Loans and the B Delayed Draw Term Loans shall constitute B Term Loans for all purposes under the Loan Documents, including, without limitation, for the defined term “Class”.

“B Term Maturity Date” means April 6, 2014, and if such date is not a Business Day, the next succeeding Business Day.

“BBA LIBOR” has the meaning assigned to such term in the definition of “LIBO Rate”.

“BNY” means The Bank of New York and its successors.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means, (i) Insight Midwest Holdings, LLC, a Delaware limited liability company or (ii) any Person designated as the “Post Exit Borrower” pursuant to Section 7.14(d), and in each case, any successor pursuant to Section 7.3(a).

“Borrower Materials” has the meaning assigned to such term in Section 6.1.

“Borrower’s Portion of Excess Cash Flow” means the aggregate cumulative amount of Excess Cash Flow for all fiscal years ending after the Closing Date that is not required pursuant to the provisions of Section 2.7(c) to be applied to the prepayment of Term Loans.

“Borrowing” means (a) Revolving Loans, A Term Loans, B Term Loans or Additional Term Loans, as applicable, of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect and (b) Swingline Loans.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.3.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Cable Television System Acquisition” means any acquisition by the Borrower or any Subsidiary of any Cable Television Business or any Person which owns and operates a Cable Television Business.  For purposes of this defined term, “Cable Television Business” means the business of (i) acquiring, developing, owning, operating, managing, selling, or investing in cable television systems and businesses that, at the time of such acquisition, are related to and ancillary to the ownership and operation of cable television systems (including, but not limited to, high speed data service, Internet access, telephony services and other telephony-related investments or businesses, and video wireless services and wireless communications services and other wireless-related investments or businesses, but not including multipoint distribution systems, multichannel multipoint distribution systems, direct-to-home satellite systems or internet backbone services), and (ii) using IP technology to provide telephone, fax, video, video conferencing, telecommuting, virtual private networks, security and energy management services to subscribers of the Borrower’s or any Subsidiary’s cable television systems.  For purposes of this defined term, “IP” means the Internet Protocols as defined by the document titled RFC-791, by John Pastell of the University of Southern California, dated 1981, or subsequent revisions thereof.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all cash expenditures by such Person during such period for the acquisition or leasing (pursuant to a capital lease but excluding any amount representing capitalized interest) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person, provided that in any event the term “Capital Expenditures” shall exclude: (i) any expenditures to the extent financed with amounts reinvested from the proceeds of asset sales or condemnation pursuant to the proviso in the definition of “Net Proceeds” and (ii) expenditures for leasehold improvements for which such Person is reimbursed or receives a credit from a Person that is not Parent, Borrower or any of their respective subsidiaries.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Consideration” means the consideration received by the Borrower or any Subsidiary for any Asset Transfer that is in the form of cash or Cash Equivalents or a combination of the foregoing.  For purposes of this provision, each of the following will be deemed to be cash:

(a)                                  any liabilities (as shown on the Borrower’s most recent balance sheet) of the Borrower or any Subsidiary that are assumed by the transferee of any such Asset Transfer pursuant to a written assignment and assumption agreement that releases the Borrower or applicable Subsidiary from further liability therefor; and

(b)                                 any securities, notes or other obligations received by the Borrower or any Subsidiary from such transferee that are converted by the Borrower or any Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof (to the extent of the cash or Cash Equivalents received in that conversion).

“Cash Equivalents” means:

(a)                                  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness permitted to be prepaid hereunder, not more than one year from the date of acquisition;

(b)                                 certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Credit Party making such deposits available in the ordinary course of business or any domestic commercial bank having capital and surplus in excess of $500,000,000 and a rating at the time of acquisition thereof of P-2 or better from Moody’s Investors Service, Inc. or A-2 or better from Standard & Poor’s Ratings Group, Inc.;

(c)                                  repurchase obligations for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d)                                 commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “A-2” or higher from Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(e)                                  securities issued and fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group, Inc. and having maturities of not more than one year from the date of acquisition; and

(f)                                    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition or cash.

“Change in Control” means any of the following:

(a)                                  at any time prior to a Qualifying IPO (x)(i) Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of Equity Interests having less than 50.1% of the total voting power of all outstanding Equity Interests of the Parent and (ii) if the Parent is a limited liability company, partnership or limited partnership, Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of Equity Interests having less than 50.1% of the total voting power of all outstanding Equity Interests of the Manager of the Parent or (y) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (i) if the Parent is a limited liability company, partnership or limited partnership, Equity Interests having less than 50.1% of the total economic interest of all outstanding

Equity Interests of the Manager of the Parent and (ii) Equity Interests having less than 50.1% of the total economic interest of all outstanding Equity Interests of the Parent; provided that for purposes of each such determination under this clause (y), the amount of such Equity Interests so owned by Permitted Holders other than Persons in clause (a)(u) or (y) of the definition of “Permitted Holders” (and Persons described in clause (a)(z), (b) or (d) of the definition of “Permitted Holders” to the extent related to Persons described in clause (a)(u) or (y) of the definition of “Permitted Holders”) included in such determination shall be limited such that the amount of such Equity Interests so owned by Persons in clause (a)(u) or (y) of the definition of “Permitted Holders” (and Persons described in clause (a)(z), (b) or (d) of the definition of “Permitted Holders” to the extent related to Persons described in clause (a)(u) or (y) of the definition of “Permitted Holders”) shall constitute the largest block of such Equity Interests so owned by Permitted Holders included in such determination;

(b)                                 at any time on and after a Qualifying IPO, Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (x) shares of Equity Interests having less than 35% of the total voting power of all outstanding Equity Interests of the Parent, and any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, shall be the “beneficial owner” of shares of Equity Interests having 35% or more of the total voting power of all outstanding Equity Interests of the Parent and (y) if the Parent is a limited liability company, partnership or limited partnership, shares of Equity Interests having less than 35% of the total voting power of all outstanding Equity Interests of the Manager of the Parent, and any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, shall be the “beneficial owner” of shares of Equity Interests having 35% or more of the total voting power of all outstanding Equity Interests of the Manager of the Parent; or

(c)                                  a Parent shall cease to own 100% of the Equity Interests of the Borrower.

“Change in Law” means (i) the adoption of any law, rule or regulation by any Governmental Authority after the Closing Date, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (iii) compliance by any Credit Party (or, for purposes of Section 3.5(b), by any lending office of such Credit Party or by such Credit Party’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Class”, (i) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, A Term Loans, B Term Loans, Additional Term Loans or Swingline Loans and (ii) when used in reference to any Lender, refers to such Lender in its capacity as a holder of Revolving Loans, A Term Loans, B Term Loans or Additional Term Loans, as applicable.

“Closing Date” means October 6, 2006.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document.

“Comcast” means Comcast Corporation, a Pennsylvania corporation.

“Commitments” means, collectively, the Revolving Commitments, the A Term Commitments, the B Term Commitments and the Additional Term Loan Commitments, if existing.

“Communications Act” means the Federal Communications Act of 1934, and the rules and regulations issued thereunder.

“Consolidated Current Assets” means at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Subsidiaries at such date.

“Consolidated Current Liabilities” means at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Subsidiaries at such date, but excluding (a) the current portion of any Indebtedness of the Borrower and the Subsidiaries as of such date and (b) without duplication, all Indebtedness consisting of Revolving Loans as of such date, to the extent otherwise included therein.

“Consolidated Interest Expense” means, for any period, (i)(a) the cash interest expense, both expensed and capitalized (including the interest component in respect of Capital Lease Obligations), accrued or paid by the Borrower and the Subsidiaries during such period, (b) cash interest expense on the 9¾% Senior Notes or Refinancing Indebtedness in respect thereof, (c) cash interest expense on the 12¼% Senior Notes or Refinancing Indebtedness in respect thereof and (d) cash interest expense on any Designated Holding Company Debt, in each case during such period, minus (ii) total cash interest income for such period, in each case, determined on a consolidated basis in accordance with GAAP; provided, however, that interest expense in respect of the Indebtedness described in clauses (b) through (d) of this definition shall only be included in the calculation of Consolidated Interest Expense to the extent that any Holding Company is obligated to pay such amounts or to the extent that the Borrower makes Restricted Payments with respect to such Indebtedness pursuant to Section 7.8.

“Consolidated Operating Cash Flow” means, for any period Net Income, plus, without duplication and to the extent deducted in determining such Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) provision for income taxes for such period, (iii) the aggregate amount attributable to depreciation and amortization for such period, (iv) the aggregate amount of extraordinary or non-recurring charges during such period, (v) following the Exit Event Effective Date, the regularly scheduled consulting fee under the Consulting Agreement, (vi) duplicative severance and relocation costs and expenses, (vii) any other non-cash charges, expenses or losses, including in relation to Hedge Agreements, earn-outs and similar obligations (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period), (viii) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, (ix) deductions attributable to minority interests, (x) any expenses or losses consisting of restructuring charges, litigation settlements and judgments and related costs, (xi) the amount of net cost savings projected by the Borrower in good faith to be realized as a result of high speed internet migration and other similar business optimization projects during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period); provided that such cost savings are expected to be realized within one year of the initiation of such migration and similar optimization projects and a reasonably detailed calculation of such cost savings has been set forth in a certificate of a Financial Officer delivered to the Administrative Agent and (xii) cash expenses relating to earn-outs, indemnities and other similar obligations and minus, without duplication and to the extent added in determining such net income, the aggregate amount of extraordinary, non-cash and non-recurring additions to income during such period, all calculated as if any Subsidiary or business that has been presented as discontinued operations in the Borrower’s consolidated financial statements but that has not been sold or disposed of as of the last day of such period had been presented as part of continuing operations.  Solely for purposes of determining compliance with the Financial Covenants, the net cash proceeds of any issuance of Qualified Equity of the Borrower or contribution of cash to the capital of the Borrower on or after the first day of any fiscal quarter and prior to the day that is 10 days after the day on which financial statements are required to be delivered for such fiscal quarter (it being understood that each such contribution shall be credited with respect to only one fiscal quarter, provided that such credit shall be effective as to such fiscal quarter for all periods in which such fiscal quarter is included in determining compliance with the Financial Covenants) will, at the request of the Borrower, be deemed to increase, dollar for dollar, Consolidated Operating Cash Flow for such fiscal quarter for the purposes of determining compliance with such Financial Covenants at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated Operating Cash Flow, a “Specified Equity Contribution”), provided further that (a) in each four fiscal quarter period there shall be a period of at least two consecutive fiscal quarters in which no Specified Equity Contribution is made and (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenants.

“Consolidated Total Debt” means, as of any date, the aggregate principal amount of all Indebtedness of the Borrower and the Subsidiaries that would be reflected as liabilities on a consolidated balance sheet of the Borrower and the Subsidiaries as of such date prepared in accordance with GAAP, less any cash and Cash Equivalents of the Borrower and the Subsidiaries as of such date (other than restricted cash and Cash Equivalents of the Borrower and the Subsidiaries as of such date).

“Consolidated Working Capital” means as of any date, the difference of (a) Consolidated Current Assets on such date less (b) Consolidated Current Liabilities on such date.  Consolidated Working Capital at any date may be a positive or negative number.  Consolidated Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Co-Syndication Agents” means J.P. Morgan Securities Inc. and Bank of America, N.A.

“Consulting Agreement” means the Consulting Agreement, dated as of December 16, 2005, among Insight Holdings, TC Group III, L.L.C. and TC Group IV, L.L.C., as amended, restated, supplemented or otherwise modified from time to time in any manner that would not reasonably be expected to adversely affect the Lenders in any material respect.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Parties” means the Administrative Agent, any Issuing Bank, the Swingline Lender and the Lenders.

“Debt Issuance” means the incurrence by Borrower or any of the Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 7.1).

“Declined Loans” shall have the meaning assigned to such term in Section 2.7(b).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default under Article 8.

“Defaulting Lender” has the meaning assigned to such term in Section 3.9.

“Delayed Draw Term Loans” shall be the collective reference to the A Delayed Draw Term Loans and B Delayed Draw Term Loans.

“Designated Excess Cash Flow Expenditures” means the cash expenditures made by the Borrower and the Subsidiaries from the Borrower’s Portion of Excess Cash Flow to (a) make Investments pursuant to Section 7.4(y) (provided that, for purposes of this definition, the amount of such expenditures shall be the amount of such Investments as determined pursuant to Section 7.4(y)) and (b) make Restricted Payments pursuant to Section 7.8(p).

“Designated Holding Company Debt” means any Holding Company Debt that is designated by the Borrower as such substantially contemporaneously with the incurrence thereof by the applicable Holding Company, such designation to be in the form of a written notice to the Administrative Agent for further distribution to the Lenders, and any Refinancing Indebtedness in respect thereof.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.6.

“Disposition” means, with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer, distribution or other effectively complete disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity” means any Equity Interest of any Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the later to occur of the B Term Maturity Date and the latest final stated maturity of any Indebtedness that is incurred under Section 2.1(d) or 2.5(d) outstanding (or in respect of which commitments are effective) at the time of the issuance of such Equity Interest; provided, however, that (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such dates shall be deemed to be Disqualified Equity and (ii) with respect to any Equity Interests of any Holding Company issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity solely because it may be required to be repurchased by such Holding Company or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and if any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Equity, such Equity Interests shall not be deemed to be Disqualified Equity.  Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Equity solely because the holders thereof have the right to require such Person to repurchase or redeem such Equity Interests upon the occurrence of one or more specified events shall not constitute Disqualified Equity if the terms of such Equity Interest provide that such Person may not repurchase or redeem any such Equity Interest unless such repurchase or redemption complies with Section 7.8 of this Agreement.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any jurisdiction within the United States.

“Effective Additional Term Loan Supplement” shall mean an Additional Term Loan Supplement, if any, that has been delivered to and accepted by the Administrative Agent in accordance with Section 2.1(d).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority having the force or effect of law or regulation, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means, as to any Person, any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of such Person directly or indirectly resulting from or based upon (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the release or threatened release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means (a) shares of corporate stock, partnership interests, membership interests, and any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person and (b) all warrants, options or other rights to acquire any Equity Interest set forth in clause (a) of this defined term (but excluding any debt security that is convertible into, or exchangeable for, any such Equity Interest).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article 8.

“Excess Cash Flow” means for any fiscal year of the Borrower, the difference, if any, of:

(a)                                  the sum, without duplication, of:

(i)                               Net Income for such fiscal year,

(ii)                            the amount of all non-cash charges (including depreciation, amortization and deferred tax expense) deducted in arriving at such Net Income,

(iii)                         the amount of the decrease, if any, in Consolidated Working Capital for such fiscal year (excluding the effects of any write-up in inventory as a result of purchase accounting or any decrease in Consolidated Working Capital as a result of the Exit Event permitted by Section 7.14),

(iv)                        the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and the Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business and any Disposition of Property required, in the Borrower’s good faith judgment, to consummate the Exit Event permitted by Section 7.14), to the extent deducted in arriving at such Net Income,

(v)                           cash payments received in respect of Hedging Agreements during such fiscal year to the extent not included in the computation of Net Income,

(vi)                        the net amount of any loss resulting from the Exit Event, to the extent included in arriving at such Net Income, and

(vii)                     tax refunds to the extent received in cash by Borrower or any of the Subsidiaries and to the extent not included in the computation of Net Income, minus,

(b)                                 the sum, without duplication (including, in the case of clauses (ii) and (viii) below, duplication across periods; provided, that all or any portion of the amounts referred to in clauses (ii) and (viii) below with respect to a period may be applied in the determination of Excess Cash Flow for any subsequent period to the extent such amounts did not previously result in a reduction of Excess Cash Flow in any prior period), of:

(i)                               the amount of all non-cash credits included in arriving at such Net Income (including, without limitation, deferred tax credits),

(ii)                            the aggregate amount (A) actually paid by the Borrower and the Subsidiaries in cash during such fiscal year on account of Capital Expenditures permitted under this Agreement and Permitted Acquisitions and (B) committed during such fiscal year to be used to make Capital Expenditures permitted under this Agreement or Permitted Acquisitions which in either case have been actually made or consummated or for which a binding agreement exists as of the time of determination of Excess Cash Flow for such fiscal year (in each case under this clause (ii) other than to the extent any such Capital Expenditure or Permitted Acquisition is attributable to the incurrence of Capital Lease Obligations or otherwise made (or, in the case of the preceding clause (B), is expected to be made) with the net cash proceeds of Indebtedness or an Equity Issuance or with the proceeds of any expenditures to the extent financed with amounts reinvested from the proceeds of a asset sales or condemnation pursuant to the proviso in the definition of “Net Proceeds),

(iii)                         the aggregate amount of all regularly scheduled principal payments of Indebtedness (including, without limitation, the Term Loans) of the Borrower and the Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), other than to the extent any such payments are funded from an incurrence of Indebtedness,

(iv)                        the amount of the increase, if any, in Consolidated Working Capital for such fiscal year (excluding the effects of (x) any write-up in inventory as a result of purchase accounting and (y) any increase in Consolidated Working Capital as a result of the Exit Event permitted by Section 7.14),

(v)                           the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and the Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business and any Disposition of Property required, in the Borrower’s good faith judgment, to consummate the Exit Event permitted by Section 7.14), to the extent included in arriving at such Net Income,

(vi)                        cash fees and expenses incurred in connection with the closing of any Permitted Acquisition, the Loan Documents or the Exit Event,

(vii)                     purchase price adjustments paid in connection with any Cable Television System Acquisition to the extent included in arriving at such Net Income,

(viii)                  the net amount of Investments made during such period pursuant to paragraphs (d) (to the extent such exchanges result in payments of cash or Cash Equivalents by the Borrower or any Subsidiary), (e), (i), (j) and (y) of Section 7.4, and to the extent not otherwise reducing Net Income, Section 7.4(c)(iii), or committed during such period to be used to make Investments pursuant to such paragraphs of Section 7.4 which have been actually made or for which a binding agreement exists as of the time of determination of Excess Cash Flow for such period,

(ix)                          the amount (determined by the Borrower) of such Net Income which is mandatorily prepaid or reinvested or subject to reinvestment pursuant to Section 2.7(b) (or as to which a waiver of the requirements of such Section applicable thereto has been granted under Section 10.2), in each case prior to the date of determination of Excess Cash Flow for such fiscal year as a result of any asset sale, casualty or condemnation,

(x)                             taxes for which reserves have been established in accordance with GAAP, to the extent not reflected in the computation of Net Income, provided that any amount so deducted shall be added to Excess Cash Flow in respect of any subsequent fiscal year in which such taxes reduced Net Income,

(xi)                          cash expenditures made in respect of Hedging Agreements during such fiscal year, to the extent not reflected in the computation of Net Income,

(xii)                       the aggregate amount of cash payments made during such period in respect of non-cash charges,

(xiii)                    solely to the extent not otherwise deducted in calculating Net Income for such period, Restricted Payments made to any Person other than Borrower or any of the Subsidiaries pursuant to Section 7.8 (other than Section 7.8(p) during such period,

(xiv)                   the net amount of any income resulting from the Exit Event, to the extent included in arriving at such Net Income, and

(xv)                      any voluntary prepayments of Indebtedness of Borrower or any of the Subsidiaries (other than the Loans hereunder), to the extent such prepayment is not funded with the proceeds of any other Indebtedness;

provided that the foregoing calculation shall exclude all extraordinary, one time effects of the Exit Event.

“Excess Cash Flow Application Date”  has the meaning assigned to such term in Section 2.7(c).

“Excess Cash Flow Percentage” for any fiscal year means 50%; provided, that the Excess Cash Flow Percentage shall be reduced to 25% if the Leverage Ratio as of the last day of such fiscal year is equal to or less than 4.50 to 1.00 and reduced further to 0% if the Leverage Ratio as of the last day of such fiscal year is equal to or less than 3.50 to 1.00.

“Excluded Taxes” means, with respect to any Credit Party or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (i) net income or net profits, net worth, capital and franchise Taxes imposed in lieu of net income Taxes imposed (A) by the United States of America or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient (or, in the case of a pass through entity, any of its beneficial owners) is organized or in which its principal office is located or, in the case of any Credit Party, in which its applicable lending office is located or (B) as a result of a present or former connection between such recipient or such beneficial owner thereof and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document), (ii) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which such Loan Party is located organized or in which its principal office is located or, in the case of any Credit Party, in which its applicable lending office is located, (iii) in the case of a Foreign Lender, withholding Taxes, including backup withholding Taxes, imposed on amounts payable to such Foreign Lender unless such Taxes are imposed as a result of a change in the applicable statute, regulation or treaty occurring after such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Loan Party with respect to such Taxes pursuant to Section 3.7, and (iv) Taxes resulting from a Lender’s (or, in the case of a pass-through entity, any of its beneficial owners’) failure to comply with Section 3.7(e) or (f).

“Existing Credit Agreement” means the amended and restated credit agreement dated as of August 26, 2003 (as amended) among the Borrower, the Administrative Agent, the Co-Syndication Agents, TD Securities (USA), Inc. and Fleet National Bank as co-documentation agents.

“Existing Letter of Credit” means each letter of credit listed on Schedule 1.1B.

“Exit Assets” shall have the meaning assigned to such term in Section 7.14(a)(i)(C)(III).

“Exit Cash Flow” shall have the meaning assigned to such term in Section 7.14(a)(i)(C)(IV).

“Exit Event” means any division of assets and liabilities of Insight Midwest, the Borrower and the Subsidiaries pursuant to the terms of Article 9 of the Partnership Agreement or any alternative division of assets and liabilities agreed to by the partners party to the Partnership Agreement and all transactions related thereto.

“Exit Event Commencement Date” has the meaning assigned to such term in Section 7.14(a).

“Exit Event Effective Date” means the date of consummation of the Exit Event.

“Exit Event Notice” has the meaning assigned to such term in Section 7.14(a).

“FCC” means the Federal Communications Commission, or any Governmental Authority succeeding to the functions thereof.

“Federal Funds Effective Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.

“Financial Covenants” means the financial covenants set forth in Sections 7.12 and 7.13.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, controller or senior vice president, finance of such Person.

“Forecasts” has the meaning assigned to such term in Section 4.4.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the applicable Loan Party is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee in accordance with GAAP.  The term “guarantee” or “guaranteed” as a verb has a correlative meaning thereto.

“Guarantee Agreement” means the Guarantee Agreement, dated as of the Closing Date among Insight Midwest, the Subsidiary Guarantors party thereto and the Administrative Agent, for the benefit of the Secured Parties.

“Guarantee Documents” means the Guarantee Agreement and each other guarantee agreement, instrument or other document executed or delivered pursuant to Sections 6.10 or 6.11 to guarantee any of the Obligations.

“Guarantors” means the Parent and the Subsidiary Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price swap, cap, collar, hedging or other like arrangement.

“Holding Company” means the Parent and any other Person (other than a natural person) that Controls the Borrower.

“Holding Company Debt” means any Indebtedness of any Holding Company (a) that is not guaranteed by the Borrower or any Subsidiary and (b) proceeds from the issuance of which were used substantially simultaneously with such issuance to make cash equity investments in the Borrower.

“Immaterial Subsidiary” means on any date, any Subsidiary that (i) had less than $500,000 of annual revenues and less than $500,000 of assets as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such date and (ii) has been designated as such by the Borrower in a written notice delivered to the Administrative Agent (other than any such Subsidiary as to which the Borrower has revoked such designation by written notice to the Administrative Agent); provided that at no time shall the Immaterial Subsidiaries so designated by the Borrower have annual revenues or assets (as reflected on the most recent financial statements required to be delivered pursuant to Section 6.1 prior to such time) in excess of $2,500,000 in the aggregate.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (iv) all obligations of such Person in respect of the deferred purchase price of property (excluding trade payables, in each case incurred in the ordinary course of business) to the extent the same would be required to be shown as a liability on a balance sheet under GAAP, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vi) all Guarantees by such Person of Indebtedness of others, (vii) all Capital Lease Obligations of such Person, (viii) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (ix) all obligations of such Person to pay a specified purchase price for goods whether or not delivered or accepted (e.g., take-or-pay obligations) or similar obligations, (x) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (xi) Disqualified Equity.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3(b).

“Insight Holdings” means Insight Communications Company, Inc., a Delaware corporation.

“Insight Indiana” means Insight Communications Midwest LLC, a Delaware limited liability company formerly known as Insight Communications of Indiana, LLC.

“Insight Kentucky” means Insight Kentucky Partners II, L.P., a Delaware limited partnership.

“Insight LP” shall mean Insight Communications Company, L.P., a Delaware limited partnership.

“Insight Midwest” shall mean Insight Midwest, L.P., a Delaware limited partnership.

“Insight Ohio” means Insight Communications of Central Ohio, LLC, a Delaware limited liability company.

“Interest Coverage Ratio” means, as of any fiscal quarter end, the ratio of (i) Adjusted Annualized Consolidated Operating Cash Flow with respect to such fiscal quarter to (ii) Consolidated Interest Expense determined on a Pro Forma Basis for such fiscal quarter and multiplied by four.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 3.2.

“Interest Payment Date” means (i) with respect to any ABR Loan, the last day of each March, June, September and December, (ii) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (iii) as to all Revolving Loans, the Revolving Maturity Date, (iv) as to all A Term Loans, the A Term Maturity Date, (v) as to all B Term Loans, the B Term Maturity Date, (vi) as to each Additional Term Loan, on the Additional Term Loan Maturity Date applicable thereto and (vii) as to any Swingline Loan, the day that such Loan is required to be repaid pursuant to Section 2.6(a).

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or, with the consent of all of the applicable Lenders, nine or twelve months thereafter, as the Borrower may elect, provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.  Notwithstanding the foregoing, the Administrative Agent agrees to permit, and each Lender shall provide, on a one-time basis, an Interest Period of less than one month commencing on the Closing Date in order to align the end dates of subsequent Interest Periods with the dates on which amortization amounts are due pursuant to Section 2.6 of this Agreement, and the LIBO Rate in respect of such Interest Period shall be reasonably determined by the Administrative Agent in consultation with the Borrower.

“Investment” has the meaning assigned to such term in Section 7.4.

“Issuing Bank” means (i) BNY, in its capacity as issuer of Letters of Credit or (ii) any other Lender with a Revolving Commitment from time to time designated by the Borrower with the consent of such other Lender and the Administrative Agent (such consent of the Administrative Agent not to be unreasonably withheld, conditioned or delayed).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum, without duplication, of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Authorization” means a Closing Date Lender Authorization substantially in the form of Exhibit H.

“Lenders” means the Persons listed on Schedule 1.1A and any other Person that shall have become a party hereto pursuant to the terms and provisions of Section 10.4 and pursuant to an Assignment and Acceptance, a Revolving Increase Supplement, an Additional Term Loan Supplement or a Lender Authorization, other than any such Person that ceases to be a party hereto pursuant to the terms and provisions of Section 10.4 and pursuant to an Assignment and Acceptance.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means (i) any letter of credit (and any successive renewals thereof) issued pursuant to this Agreement and (ii) any Existing Letter of Credit.

“Leverage Ratio” means, as of any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) Adjusted Annualized Consolidated Operating Cash Flow for the fiscal quarter of the Borrower most recently ended with respect to which a delivery requirement for a compliance certificate pursuant to Section 6.1(c) has arisen.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) from Telerate Successor Page 3750, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of an amount equivalent to such Eurodollar Borrowings and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“License” shall mean each license, authorization, certification, waiver and permit required from any Governmental Authority acting under the Communications Act or State Law.

“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Notes, the Guarantee Documents, the documentation in respect of each Letter of Credit and the Security Documents.

“Loan Parties” means the Borrower, the Parent and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Management Agreements” means (a) the Management Agreement, dated as of October 1, 1999, between Insight LP and Insight Kentucky, (b) the Amended and Restated Management Agreement, dated as of October 1, 1999, between Insight LP and Insight Indiana, (c) the Management Agreement, dated as of September 29, 2003, by and between Insight LP and Insight Ohio and (d) at any time following the Exit Event Effective Date, any management agreement entered into among any of Insight Holdings and/or its subsidiaries and the Borrower and/or any Subsidiary (each such agreement, an “Additional Management Agreement”), in each case as amended, restated, supplemented or otherwise modified from time to time to the extent permitted by Section 7.11.

“Management Fees” means fees payable (a) by Insight Indiana, Insight Kentucky and Insight Ohio to Insight LP pursuant to the Management Agreements, including management fees received from their respective subsidiaries and (b) by the Borrower or any Subsidiary pursuant to any Additional Management Agreement, in a maximum aggregate amount for (a) and (b), without duplication, not to exceed (i) prior to the Exit Event Effective Date, 3% of the consolidated gross revenue of the Borrower and the Subsidiaries for the most recently ended fiscal quarter and (ii) upon and following the Exit Event Effective Date, 6% of the consolidated gross revenues of the Borrower and the Subsidiaries for the most recently ended fiscal quarter.

“Manager” means, with respect to any Person that is a limited liability company, limited partnership, general partnership or similar entity, the general partner, manager or managing member of such Person.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, or financial condition of the Borrower and the Subsidiaries, taken as a whole, or the Parent, the Borrower and the Subsidiaries taken as a whole, or (ii) the rights of or remedies available to any Credit Party, taken as a whole, under any Loan Document; provided that the Exit Event, in and of itself (including all effects on the business, assets, operations or financial condition of the Borrower and the Subsidiaries, or the Parent, the Borrower and the Subsidiaries, in each case that occur or arise to the extent such effects are a direct result of the Exit Event), shall not constitute a Material Adverse Effect.

“Material Obligations” means Indebtedness (other than Indebtedness under the Loan Documents) or other obligations of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $25,000,000.  For purposes of determining Material Obligations, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary, as applicable, would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means a Subsidiary constituting a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission, as in effect on the Closing Date.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negotiated Rate” means, with respect to any Swingline Loan bearing interest at a negotiated rate, the rate per annum agreed to by the Borrower and the Swingline Lender (such rate not to exceed the Alternate Base Rate plus the Applicable Margin applicable to Revolving ABR Borrowings) in accordance with Section 2.10(b) as the interest rate that such Swingline Loan shall bear.

“Net Income” means, for any period, net income (net of interest income) for such period of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Net Proceeds” means, with respect to any event, (i) the cash proceeds received in respect of such event, including (A) any cash received in respect of any non-cash proceeds, but only as and when received, (B) in the case of a casualty, insurance proceeds and (C) in the case of a condemnation or similar event, condemnation awards and similar payments, (ii) net of the sum of (A) all fees and expenses paid by the Borrower and the Subsidiaries to third parties in connection with such event, including, without limitation, attorneys’ fees, accountants’ fees, investment banking fees (including underwriting discounts and commissions and collection expenses), consulting fees, relocation expenses and other customary fees and expenses, (B) in the case of a sale, transfer, lease or other disposition of an asset (including pursuant to a sale and leaseback transaction), the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Indebtedness under the Loan Documents, in respect of the 9¾% Senior Notes (or any Refinancing Indebtedness in respect thereof), the 12¼% Senior Notes (or Refinancing Indebtedness in respect thereof) or any Holding Company Debt (or Refinancing Indebtedness in respect thereof)) secured by such asset or otherwise subject to mandatory payment as a result of such event or required in order to obtain any necessary consent to such transaction, (C) the amount of all Taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries (or by any Person the Tax liability of which is determined by reference to the income of the Borrower or any of the Subsidiaries), (D) the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer), (E) all contractually required distributions and other payments made to minority interest holders in Subsidiaries or joint ventures of the Borrower or any Subsidiary as a result of such transaction and (F) all payments made with respect to liabilities associated with the assets that are the subject of such transaction; provided, however, that with respect to any sale, transfer, lease or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or other insured damage or condemnation or similar proceeding) or any issuance of an Equity Interest, if the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of such sale, transfer, lease or other disposition or issuance setting forth the Borrower’s or such Subsidiary’s intent to use or to commit to use the proceeds of such sale, transfer, lease or other disposition or issuance to replace or repair the assets that are the subject thereof with, or otherwise purchase, other assets to be used in the same line of business within 365 days of receipt of such proceeds and no Event of Default shall have occurred and shall be continuing at the time of such certificate, then such proceeds shall not constitute Net Proceeds except to the extent not so used at the end of such 365-day period or if committed to be so used by the end of such 365-day period, if not so used within 365 days after the date of such commitment, at which time such proceeds shall be deemed Net Proceeds.

“9¾% Senior Note Indenture” means the Indenture, dated as of October 1, 1999, made among Insight Midwest, Insight Capital, Inc. and BNY (as successor to Harris Trust Company of New York), as Trustee, relating to the 9¾% Senior Notes, as supplemented.

“9¾% Senior Notes” means the Series A and Series B 9¾% Senior Notes, due 2009, issued by Insight Midwest and Insight Capital, Inc.

“Newco” has the meaning assigned to such term in Section 6.11.

“Non-Consenting Lender” has the meaning assigned to such term in Section 10.2(c).

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Subsidiary Guarantor.

“Non-US Lender” has the meaning assigned to such term in Section 3.7(f).

“Notes” means, with respect to each Lender, a promissory note evidencing such Lender’s Loans payable to such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of (a) Exhibit B-1, in the case of any A Term Loan, (b) Exhibit B-2, in the case of any B Term Loan, (c) Exhibit B-3, in the case of any Revolving Loan, (d) Exhibit B-4, in the case of any Swingline Loan or (e) an exhibit attached to the relevant Additional Term Loan Supplement at the time of delivery thereof, in the case of any Additional Term Loan.

“Obligations” has the meaning assigned to such term in the Security Agreement.

“Other Taxes” means any and all current or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

“Parent” means either (a) Insight Midwest or (b) following the formation of a Newco pursuant to Section 6.11, such Newco.

“Parent Loan” means the loan made by Insight Holdings, in cash, to Insight Midwest in the stated amount of $100,000,000, as evidenced by the Parent Loan Note.

“Parent Loan Note” means the promissory note, dated March 28, 2002, made by Insight Midwest and payable to the order of Insight Holdings, in the stated amount of $100,000,000.

“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of the Parent, dated as of January 5, 2001, as amended.

“Participant” has the meaning assigned to such term in Section 10.4(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Annex 1 to the Security Agreement or any other form approved by the Administrative Agent.

“Permitted Acquisition” means any Cable Television System Acquisition, if (a) no Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect thereto the Borrower is in compliance on a Pro Forma Basis with the Financial Covenants (without giving effect to any Specified Equity Contribution), (c) to the extent structured as an acquisition of Equity Interests, the Person or Persons acquired in such Cable Television System Acquisition shall become Subsidiary Guarantor(s) and, to the extent structured as an acquisition of assets, the assets so acquired shall be held by Borrower or a Subsidiary Guarantor and (d) with respect to any acquisition for aggregate consideration in excess of $100,000,000, the Borrower has delivered to the Administrative Agent an officer’s certificate to the effect set forth in clauses (a) and (b) above, together with all relevant financial information for the Person or assets acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (b) above.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.4;

(b)           landlords’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 6.4;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           pledges and deposits to secure the performance of bids, government, trade and other similar contracts (other than contracts for the payment of money), leases, subleases, statutory obligations and surety, stay, appeal, indemnity, performance or other similar bonds or obligations and other obligations of a like nature, and deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations, in each case in the ordinary course of business;

(e)           judgment and attachment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article 8;

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on, and other imperfections of title with respect to, real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and the Subsidiaries;

(g)           Liens on the assets of any Subsidiary Guarantor in favor of the Borrower or any other Subsidiary Guarantor, and Liens on assets of the Borrower in favor of any Subsidiary Guarantor;

(h)           Liens on Margin Stock to the extent that a prohibition on such Liens would violate Regulation U;

(i)            Liens in favor of collecting or payor banks or securities intermediaries having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any Subsidiary thereof on deposit with or in possession of such bank or in a security account of such security intermediary, or arising under or pursuant to general banking conditions;

(j)            Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement permitted by this Agreement (other than any property that is the subject of a Sale and Leaseback Transaction);

(k)           Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases;

(l)            (i) receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof and (ii) Liens relating to purchase orders and other agreements entered into with customers or suppliers of the Borrower or any Subsidiary in the ordinary course of business;

(m)          Liens solely on any cash earnest money deposits made by the Borrower or any Subsidiary in connection with an investment permitted by Section 7.4;

(n)           Liens deemed to exist in connection with investments permitted by Section 7.4(a) that constitute repurchase obligations;

(o)           (i) deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty, liability, director and officer or other insurance to the Borrower or any Subsidiary;

(p)           Liens on property subject to sale and leaseback transactions permitted under Section 7.6 and general intangibles related thereto;

(q)           Liens securing obligations (other than obligations representing Indebtedness for money borrowed) under reciprocal easement or similar agreements entered into in the ordinary course of business of Borrower and any Subsidiary; and

(r)            Liens arising out of conditional sale, title retention, consignment or similar arrangements entered into by the Borrower or any Subsidiary in the ordinary course of business.

“Permitted Holders” means the collective reference to (a) any of (u) Sponsor, (v) Sidney R. Knafel, (w) Michael S. Willner, (x) other officers and directors of a Holding Company or Borrower, (y) Comcast and (z) in each case in this clause (a) any of their Affiliates (but excluding, in the case of clauses (v) and (y) any portfolio companies, provided that in no case shall any Holding Company whose assets consist, directly or indirectly, solely of the Equity Interests of the Borrower, cash and Cash Equivalents, or contracts or other rights related to its investment in the Borrower, be considered such a portfolio company), (b) any investment fund or vehicle managed, sponsored or advised by any of the Persons described in clause (a)(u) and (a)(y) above, and any Affiliate of or successor to any such investment fund or vehicle, (c) with respect to any Person referred in clause (a)(v) or (a)(w), any other member of such Person’s Family Group, (d) any corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons holding a controlling interest of which consist solely of one or more Persons referred to in the preceding clause (a) or (c), and (e) any Person acting in the capacity of an underwriter in connection with a public or private offering of Equity Interests of Parent or any Holding Company.  For purposes of this defined term, “Family Group” means, with respect to any natural person, (a) such person’s spouse or former spouse, (b) any lineal ancestor or descendant of such person, (c) any trust or trusts in which any of the foregoing, individually or collectively, has, directly or indirectly, at least 51% of the beneficial interest and (d) the estate of any of the foregoing (and his executor(s) or administrator(s)).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to Section 6.1.

“Post Exit Borrower” has the meaning assigned to such term in Section 7.14(d).

“Prepayment Event” means, without duplication:

(a)           any sale, transfer, lease or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Subsidiary, other than

(i) Dispositions described in paragraphs (a), (b), (c), (d), (e), (g), (h), (i), (j) and (l) of Section 7.5 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $5,000,000 during any fiscal year of the Borrower;

(b)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary, other than casualties, insured damage or takings resulting in aggregate Net Proceeds not exceeding $5,000,000 during any fiscal year; and

(c)           any Debt Issuance.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by BNY as its prime commercial lending rate at its principal office in New York City; each change in the Prime Rate being effective from and including the date such change is publicly announced as being effective.  The Prime Rate is not intended to be lowest rate of interest charged by BNY in connection with extensions of credit to borrowers.

“Prior Asset Transfer” has the meaning assigned to such term in Section 7.5(m)(ii).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Pro Forma Basis” means, with respect to any calculation of any of the Financial Covenants or Adjusted Annualized Consolidated Operating Cash Flow, that such calculation shall give pro forma effect to the Transactions, any Permitted Acquisition, the Exit Event, all issuances, incurrences or assumptions or repayments of Indebtedness (and the application of proceeds thereof), and all sales, transfers or other dispositions of any Subsidiary, line of business or division or other asset dispositions or series of related asset dispositions in excess of $15,000,000 (any of the foregoing, an “Applicable Transaction”) in each case that have occurred during the fiscal quarter of the Borrower most recently ended with respect to which a delivery requirement for a compliance certificate pursuant to Section 6.1(c) has arisen or, prior to the first due date for such a compliance certificate hereunder, the most recently ended fiscal quarter of Borrower (or, if any of such Financial Covenants are being calculated to determine the permissibility of any transaction hereunder (a “Tested Transaction”), giving effect to the Applicable Transactions occurring during such fiscal quarter, after the end of such fiscal quarter and also giving effect to such Tested Transaction) as if the Applicable Transactions and/or such Tested Transaction had occurred on the first day of such fiscal quarter, and, with respect to any calculation of Adjusted Annualized Consolidated Operating Cash Flow to determine the permissibility of any Permitted Acquisition or the Exit Event, calculated on a pro forma basis giving effect to any adjustments for cost savings or synergies relating thereto to the extent such adjustments are (x) made in accordance with Regulation S-X or (y) to reflect operating expense reductions that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within 12 months following the consummation of such Permitted Acquisition or the Exit Event, as determined in good faith by the Borrower, including, but not limited to, the execution or termination of any contracts, reductions of costs related to duplicative administrative functions, the termination of any personnel or the closing (or the approval by the Board of Directors of the closing) of any facility, as applicable; provided that in any case such adjustments are set forth in a certificate signed by a Financial Officer and delivered to the Administrative Agent, which certificate shall state (a) the nature and amount of each of such adjustments and (b) that each of such adjustments are based on the reasonable good faith beliefs of the Borrower’s chief financial officer; provided further that any such adjustments shall be without duplication for cost savings, synergies or expense reductions actually realized during such period and included in such Adjusted Annualized Consolidated Operating Cash Flow; provided further that in the case of the Exit Event, such calculation of Adjusted Annualized Consolidated

Operating Cash Flow shall include operating expense increases for the Borrower and the Subsidiaries that the Borrower determines in good faith have occurred or will occur within 12 months following the consummation of the Exit Event (as set forth in a certificate of a Financial Officer).  If the Financial Covenants or Adjusted Annualized Consolidated Operating Cash Flow are being tested to determine the permissibility of any transaction hereunder, the date as of which the Financial Covenants or Adjusted Annualized Consolidated Operating Cash Flow shall be required to be tested shall be as of the last day of the fiscal quarter of the Borrower most recently ended with respect to which a delivery requirement for a compliance certificate pursuant to Section 6.1(c) has arisen (it being understood that if such transaction is to occur prior to the due date for the first such compliance certificate required to be delivered hereunder (x) the Financial Covenants shall be required to be tested as of the most recently ended fiscal quarter of Borrower for which financial statements are available and (y) the levels for the Financial Covenants applicable to the period ending December 31, 2006 shall apply for determining the satisfaction of the Financial Covenants with respect to such Tested Transaction).

“Proposed Change” has the meaning assigned to such term in Section 10.2(c).

“Public Lender” shall have the meaning assigned to such term in Section 6.1.

“Qualified Equity” means any Equity Interests that are not Disqualified Equity.

“Qualifying IPO” means the issuance by Parent or another Holding Company of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933 (whether alone or in connection with a secondary public offering) generating gross cash proceeds of $150,000,000 to the Parent or such Holding Company.

“Redemption” means the redemption of all of the outstanding 10½% Senior Notes in the amount of $630,000,000 and $185,000,000 of the 9¾% Senior Notes.

“Refinanced Term Loan” has the meaning assigned to such term in Section 10.2(e).

“Refinancing” has the meaning assigned to such term in the definition of “Transactions”.

“Refinancing Indebtedness” means, with respect to any Indebtedness, any Indebtedness that renews, refinances or replaces such Indebtedness; provided that (1) the only obligors under such renewal, refinancing or replacement Indebtedness are Persons that were obligors under the Indebtedness being renewed, refinanced or replaced (but with respect to renewals, refinancings or replacements of (x) the 9¾% Senior Notes, such obligors on such renewal, refinancing or replacement Indebtedness may include any Holding Company and (y) the 12¼% Senior Notes, such obligors on such renewal, refinancing or replacement Indebtedness may include any Holding Company other than Parent), (2) if the Indebtedness being renewed, refinanced or replaced is subordinated in right of payment to the Obligations, such renewal, refinancing or replacement Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refinanced or replaced, (3) such renewal, refinancing or replacement shall not increase the principal amount of such Indebtedness, without giving effect to any accrued interest, premiums, fees or expenses payable in connection with such renewal, refinancing or replacement, (4) such renewal, refinancing or replacement Indebtedness has a final stated maturity date equal to or later than the final stated maturity date of the Indebtedness being renewed, refinanced or replaced and (5) such renewal, refinancing or replacement Indebtedness has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity of the Indebtedness being renewed, refinanced or replaced.

“Register” has the meaning assigned to such term in Section 10.4(c).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Replacement Term Loans” has the meaning assigned to such term in Section 10.2(e).

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing greater than 50% of the sum of the aggregate Total Credit Exposures of all Lenders.

“Responsible Officer” means any of the chief executive officer, president, chief financial officer (or similar title) or treasurer (or similar title) of the Borrower.

“Restricted Payment” means, as to any Person, (i) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares or any option, warrant or other right to acquire any such Equity Interests and (iii) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance of or with respect to any Indebtedness of such Person which is subordinated to the payment of the Obligations.

“Revolving Commitment” means, with respect to each Lender having a Revolving Commitment, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, in an aggregate outstanding amount not exceeding the amount of such Lender’s Revolving Commitment as set forth on Schedule 1.1A, in the initial Revolving Increase Supplement executed and delivered by such Lender, the Borrower and the Administrative Agent, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable, as such commitment may be reduced or increased from time to time pursuant to Section 2.5 or pursuant to assignments by or to such Lender pursuant to Section 10.4.  The amount of each Lender’s Revolving Commitment on the Closing Date is set forth on such Schedule 1.1A.  The aggregate amount of the Revolving Commitments on the Closing Date is $260,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the aggregate outstanding principal amount of such Lender’s Revolving Loans plus its LC Exposure and Swingline Exposure at such time.

“Revolving Increase Supplement” means an increase supplement in substantially the form of Exhibit E.

“Revolving Lender” means a Lender with a Revolving Commitment.

“Revolving Loan” means a Loan referred to in Section 2.1(a) and made pursuant to Section 2.4.

“Revolving Maturity Date” means October 6, 2012, and if such date is not a Business Day, the next succeeding Business Day.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means the “Secured Parties” as defined in the Security Agreement.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, among the Borrower, Insight Midwest, the Subsidiary Guarantors party thereto and the Administrative Agent, for the benefit of the Secured Parties.

“Security Documents” means the Security Agreement and each other security agreement, instrument or other document executed or delivered pursuant to Sections 6.10 or 6.11 or Section 5(e) or 23 of the Security Agreement to secure any of the Obligations.

“Specified Equity Contribution” has the meaning assigned to such term in the definition of “Consolidated Operating Cash Flow”.

“Sponsor” means CP III Coinvestment, L.P., Carlyle Partners III Telecommunications, L.P., Carlyle Partners IV Telecommunications, L.P. and CP IV Coinvestment, L.P. (but excluding any portfolio companies of the foregoing; provided that in no case shall any Holding Company whose assets consist solely of the Equity Interests of the Borrower, cash and Cash Equivalents, or contracts or other rights related to its investment in the Borrower, be considered such a portfolio company).

“State Law” means any state law pertaining to or regulating intrastate and local telecommunications services, or any successor statute or statutes thereto, and all State Regulations pursuant to such State Law.

“State PUC” means any state public utility commission or any other state commission, agency, department board or authority with responsibility for regulating intrastate and local telecommunications services.

“State Regulations” means all rules, regulations, written policies, orders and decisions of any State PUC.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D).  Such reserve percentages shall include those imposed pursuant to Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Asset Transfer” has the meaning assigned to such term in Section 7.5(m)(ii).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power is or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means (a) Insight Communications of Central Ohio, LLC, Coaxial Communications of Central Ohio, Inc., Insight Indiana, Insight Communications of Kentucky, L.P., Insight Kentucky, Insight Kentucky Partners I, L.P., Insight Phone of Ohio, LLC, Insight Phone of Illinois, LLC, Insight Phone of Indiana, LLC and Insight Phone of Kentucky, LLC and (b) any other Subsidiary that executes and delivers the Security Documents and the Guarantee Agreement, in each case in accordance with Sections 6.10 and 6.11 of this Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total principal amount of Swingline Loans outstanding at such time.

“Swingline Interest Period” means, subject to the provisions of Section 2.6(a), with respect to any Swingline Loan requested by the Borrower, the period commencing on the date of Borrowing with respect to such Swingline Loan and ending not in excess of ten days thereafter, as selected by the Borrower in its irrevocable Borrowing Request, provided, however, that (i) if any Swingline Interest Period would otherwise end on a day that is not a Business Day, such Swingline Interest Period shall be extended to the next succeeding Business Day, and (ii) the Borrower shall select Swingline Interest Periods so as not to have more than three different Swingline Interest Periods outstanding at any one time for all Swingline Loans.

“Swingline Lender” means The Bank of New York, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.10.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority including any interest, additions to, tax or penalties applicable thereto.

“TCI” means TCI of Indiana Holdings, LLC, a Colorado limited liability company.

“TCI Exit Person” means any Person that is (x) TCI, (y) any Affiliate of TCI or (z) a designee of TCI, in each case to the extent such Person is distributed assets that are to be allocated to TCI or any Person or Persons that succeed to any or all of the rights of TCI under the Partnership Agreement in the Exit Event.

“10½% Senior Note Indenture” means the Indenture, dated as of November 6, 2000, made among Insight Midwest, Insight Capital, Inc. and The Bank of New York, as Trustee, relating to the 10½% Senior Notes.

“10½% Senior Notes” means the Series A and Series B 10½% Senior Notes, due 2010, issued by Insight Midwest and Insight Capital, Inc.

“Term Loans” means the A Term Loans, the B Term Loans and the Additional Term Loans, if any.

“Tested Transactions” has the meaning assigned to such term in the defined term “Pro Forma Basis”.

“Total Credit Exposure” means, with respect to any Lender at any time, (a) prior to the earlier to occur of the first Borrowing and the issuance of the first Letter of Credit, the sum of such Lender’s Revolving Commitment, A Term Commitment and B Term Commitment, and (b) at all other times, the sum of such Lender’s Revolving Credit Exposure, outstanding Term Loans and unused Revolving Commitment.

“Transactions” means (i) the execution and delivery by each Loan Party of each Loan Document to which it is a party on the Closing Date, (ii) the initial borrowing of the Loans and the issuance of any Letters of Credit on the Closing Date, (iii) the repayment and termination of the Existing Credit Agreement on the Closing Date and the substantially concurrent release of all collateral and guarantees granted thereunder (the “Refinancing”), (iv) from and after the date it actually occurs, the Redemption, and (v) the payment of premiums, fees, interest, commissions and expenses in connection with each of the foregoing.

“12¼% Senior Note Indenture” means the Indenture, dated as of February 6, 2001, made between Insight Holdings and The Bank of New York, as Trustee, relating to the 12¼% Senior Notes.

“12¼% Senior Notes” means the Series 12¼% Senior Discount Notes, due 2011, issued by Insight Holdings.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to, in the case of (i) a Revolving Borrowing, an A Term Borrowing, a B Term Borrowing or an Additional Term Loan Borrowing, the Adjusted LIBO Rate or the Alternate Base Rate or (ii) a Swingline Borrowing, a Borrowing at the Alternate Base Rate or the Negotiated Rate.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means any Subsidiary the capital stock (or other similar interest) of which is 100% owned, directly or indirectly, by the Borrower, irrespective of whether or not

Insight Kentucky Capital, LLC, which is currently owned 50% by Insight LP and 50% (directly or indirectly) by Comcast, holds a 0.001% limited partnership interest in such Subsidiary or any direct or indirect parent company of such Subsidiary.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2.                                   Classification of Loans and Borrowings

For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings may also be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.3.                                   Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (ii) any definition of or reference to any law shall be construed as referring to such law as from time to time amended and any successor thereto and the rules and regulations promulgated from time to time thereunder, (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Any reference to an “applicable Lender” shall mean (i) in the case of Revolving Borrowings, Swingline Loans and Letters of Credit, Lenders having a Revolving Commitment, (ii) in the case of A Term Borrowings, Lenders having an A Term Commitment, (iii) in the case of B Term Borrowings, Lenders having a B Term Commitment, and (iv) in the case of Additional Term Loan Borrowings, Lenders having Additional Term Loan Commitments.

Section 1.4.                                   Accounting Terms; GAAP

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Unless the context otherwise requires, any reference to a fiscal period shall refer to the relevant fiscal period of the Borrower.

ARTICLE 2

THE CREDITS

Section 2.1.                                   Commitments and Loans

(a)                                  Revolving Loans.  Subject to the terms and conditions set forth herein, each Lender having a Revolving Commitment agrees to make Revolving Loans to the Borrower in dollars from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.  Notwithstanding the foregoing, prior to the later of (a) the earliest to occur of (x) the A Delayed Draw Funding Date, (y) the termination of the A Delayed Draw Term Loan Commitments pursuant to Section 2.5(c) and (z) the A Delayed Draw Expiration Date and (b) the earliest to occur of (x) the B Delayed Draw Funding Date, (y) the termination of the B Delayed Draw Term Loan Commitments pursuant to Section 2.5(c) and (z) the B Delayed Draw Expiration Date, not more than $160,000,000 of Revolving Loan Borrowings or Swingline Loans may be outstanding.

(b)                                 A Term Loans.  Subject to the terms and conditions set forth herein, each Lender having an A Term Commitment severally agrees (i) to make an A Initial Term Loan to the Borrower in dollars on the Closing Date in a principal amount requested by the Borrower not to exceed such Lender’s A Initial Term Loan Commitment and (ii) to make an A Delayed Draw Term Loan to the Borrower in dollars on the A Delayed Draw Funding Date in a principal amount requested by the Borrower not to exceed such Lender’s A Delayed Draw Term Loan Commitment.  Any remaining unutilized amount of the A Initial Term Loan Commitment or the A Delayed Draw Term Loan Commitment shall thereafter cease to be available.  A Term Loans which are prepaid or repaid, in whole or in part, may not be reborrowed.

(c)                                  B Term Loans.  Subject to the terms and conditions set forth herein, each Lender having a B Term Commitment severally agrees (i) to make a B Initial Term Loan to the Borrower in dollars on the Closing Date in a principal amount requested by the Borrower not to exceed such Lender’s B Initial Term Loan Commitment and (ii) to make an B Delayed Draw Term Loan to the Borrower in dollars on the B Delayed Draw Funding Date in a principal amount requested by the Borrower not to exceed such Lender’s B Delayed Draw Term Loan Commitment.  Any remaining unutilized amount of the B Initial Term Loan Commitment or the B Delayed Draw Term Loan Commitment shall thereafter cease to be available.  B Term Loans which are prepaid or repaid, in whole or in part, may not be reborrowed.

(d)                                 Additional Term Loan Commitments.  The Borrower may, at any time at its sole cost, expense and effort, request any one or more of the Lenders, an Affiliate of a Lender or an Approved Fund of a Lender (the decision to be within the sole and absolute discretion of such Lender, Affiliate or Approved Fund), or any other Person reasonably satisfactory to the Administrative Agent, to commit to make an Additional Term Loan, by submitting an Additional Term Loan Supplement duly executed by the Borrower and each such Lender, Affiliate, Approved Fund or other Person, as the case may be, to the Administrative Agent.  If such an Additional Term Loan Supplement is in all respects reasonably satisfactory to the Administrative Agent, the Administrative Agent shall execute such Additional Term Loan Supplement and deliver a copy thereof to the Borrower and each such Lender, Affiliate, Approved Fund or other Person, as the case may be.  Upon execution and delivery of such Additional Term Loan Supplement by the Administrative Agent, (i) in the case of each such Lender, such Lender’s Additional Term Loan Commitment with respect thereto shall be in the amount set forth in such Additional Term Loan

Supplement, and (ii) in the case of each such Affiliate, Approved Fund or other Person, such Affiliate, Approved Fund or other Person shall thereupon become a party hereto and shall for all purposes of the Loan Documents be deemed a “Lender” having an Additional Term Loan Commitment as set forth in such Additional Term Loan Supplement; provided, however, that:

(A)                              immediately after giving effect thereto, the aggregate Additional Term Loan Commitments plus the sum of all increases in the aggregate Revolving Commitments made pursuant to Section 2.5(d), if any, shall not exceed $500,000,000;
(B)                                each such request for Additional Term Loan Commitments shall be in an amount not less than $25,000,000 or such amount plus an integral multiple of $5,000,000;
(C)                                the rate of interest per annum applicable to each series of Additional Term Loans (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders in the primary syndicate providing such Additional Term Loans, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all such Lenders) determined as of the date of the making of such Additional Term Loans shall not be greater than 0.50% above the interest rate then in effect for the B Term Loans (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount paid to all Lenders in the primary syndicate of the B Term Loans, as such, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all such Lenders); provided that if such rate of interest per annum applicable to each series of Additional Term Loans is greater than 0.50% above such interest rate then in effect for the B Term Loans, the definition of “Applicable Margin” shall be automatically amended with respect to the A Term Loans and the B Term Loans so that such rate of interest per annum applicable to each series of Additional Term Loans is not greater than 0.50% above such interest rate in effect for the A Term Loans and the B Term Loans, as so amended;
(D)                               each such Affiliate, Approved Fund or other Person shall have delivered to the Administrative Agent and the Borrower all forms, if any, that are required to be delivered by such Affiliate, Approved Fund or other Person pursuant to Section 3.7;
(E)                                 the Borrower shall have delivered to the Administrative Agent for further distribution to each Lender a certificate of a Financial Officer demonstrating compliance on a Pro Forma Basis with the Financial Covenants through the applicable Additional Term Loan Maturity Date and the Administrative Agent shall have received such customary certificates, legal opinions and other items as it shall reasonably request in connection with such Additional Term Loan Commitments;
(F)                                 the Additional Term Loans shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the B Term Loans; and
(G)                                after giving effect to such Additional Term Loans, there shall not have occurred and be continuing any Default or Event of Default.

(e)                                  Additional Term Loans.  Subject to the terms and conditions hereof and the terms and conditions, if any, set forth in the applicable Additional Term Loan Supplement, each Lender having an Additional Term Loan Commitment related thereto severally agrees to make a term loan (each an

“Additional Term Loan” and, collectively with the Additional Term Loan of each other Lender, the “Additional Term Loans”) to the Borrower on the Additional Term Loan Borrowing Date referred to therein in a principal amount equal to such Lender’s Additional Term Loan Commitment reflected in such Additional Term Loan Supplement.  On and as of the Closing Date no Lender has an Additional Term Loan Commitment.

(f)                                    Treatment of Additional Term Loans.  Unless and to the extent expressly provided to the contrary in an Effective Additional Term Loan Supplement, the terms of Sections 2.7(a), (b) and (c), and of the last paragraph of the defined term “Applicable Margin”, in each case applicable to B Term Loans shall apply mutatis mutandis to the Additional Term Loans made pursuant to such Effective Additional Term Loan Supplement.

Section 2.2.                                   Loans and Borrowings

(a)                                  Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the applicable Lenders ratably in accordance with their respective Revolving Commitments, and each A Term Loan, B Term Loan and Additional Term Loan shall be made as part of a Borrowing consisting of A Term Loans, B Term Loans or Additional Term Loans, as applicable, made by the applicable Lenders in accordance with their respective A Term Commitments, B Term Commitments or related Additional Term Loan Commitments, as applicable.  The failure of any applicable Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Revolving Commitments, A Term Commitments, B Term Commitments and Additional Term Loan Commitments of the applicable Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Subject to Section 3.4, each Borrowing shall be comprised entirely of (i) Revolving Loans, A Term Loans, B Term Loans, Additional Term Loans or Swingline Loans, as applicable, and (ii) ABR Loans or Eurodollar Loans, as applicable, in each case as the Borrower may request in accordance herewith; provided that each Swingline Loan shall be an ABR Loan or a Loan that accrues interest at the Negotiated Rate.  Each applicable Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not (i) affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or (ii) increase any cost or expense to the Borrower or impose any additional withholding requirement on the Borrower.

(c)                                  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $3,000,000, provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments, in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.9(e) or in an aggregate amount that is required to finance the reimbursement of a Swingline Loan as contemplated by Section 2.10(c) or the entire aggregate outstanding principal amount of the A Term Loans, the B Term Loans or Additional Term Loans, as applicable.  Each Swingline Loan shall be in an amount that is an integral multiple of $50,000 and not less than $250,000.  Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of 20 Eurodollar Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after (i) the Revolving Maturity Date, in the case of Revolving Loans, (ii)

the A Term Maturity Date, in the case of A Term Loans, (iii) the B Term Maturity Date, in the case of B Term Loans or (iv) the applicable Additional Term Loan Maturity Date, in the case of Additional Term Loans.

Section 2.3.                                   Requests for Borrowings

(a)                                  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, e-mail or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i)                                     the aggregate amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is to be a Revolving Borrowing, an A Term Borrowing, a B Term Borrowing or an Additional Term Loan Borrowing;

(iv)                              whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v)                                 in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)                              the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.4.

(b)                                 If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.4.                                   Funding of Borrowings

(a)                                  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.10.  Subject to Section 5.2, the Administrative Agent will make such Loans available to the Borrower by promptly crediting or otherwise transferring the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request, provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.9(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.  It is understood that each Lender with a B Initial Term Loan Commitment that also has outstanding prior to the Closing Date B Term Loans (as defined in the Existing Credit Agreement) under the Existing Credit Agreement may satisfy its obligation to fund B Initial Term Loans pursuant to this Section 2.4 by executing a Lender Authorization in which such Lender agrees to terminate the Loan Parties’ (as defined in the Existing Credit Agreement) obligations with respect to such B Term Loans (as defined in the Existing Credit Agreement) (other than obligations which, pursuant to the terms of the Existing Credit Agreement, expressly survive the repayment thereof).  No Lender shall be relieved of an obligation to fund B Delayed Draw Term Loans as a result of the preceding sentence.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to 11:30 a.m., New York City time, on the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section or paragraph (e) of Section 2.9 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  If such Lender’s share of such Borrowing is not made available to the Administrative Agent by such Lender within three Business Days after the date of such Borrowing, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum otherwise applicable to such Borrowing, on demand, from the Borrower.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Borrower against any Defaulting Lender.

Section 2.5.                                   Termination, Reduction and Increase of Commitments

(a)                                  Unless previously terminated, (i)(A) the A Initial Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Closing Date, (B) the A Delayed Draw Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the earliest of (x) the A Delayed Draw Funding Date, (y) termination of the A Delayed Draw Term Loan Commitments pursuant to clause (b)(ii) below and (z) the A Delayed Draw Expiration Date, (ii)(A) the B Initial Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Closing Date, (B) the B Delayed Draw Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the earliest of (x) the B Delayed Draw Funding Date, (y) termination of the B Delayed Draw Term Loan Commitments pursuant to clause (b)(ii) below and (z) the B Delayed Draw Expiration Date and (iii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b)                                 (i)  The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments, provided that (i) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.7, the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments, and (ii) each such reduction shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

 (ii)                              The Borrower may at any time terminate, or from time to time reduce, the A Delayed Draw Term Loan Commitments and the B Delayed Draw Term Loan Commitments.

(c)                                  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments, A Delayed Draw Term Loan Commitments or B Delayed Draw Term Loan Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Revolving Commitments, A Delayed Draw Term Loan Commitments or B Delayed Draw Term Loan Commitments delivered by the Borrower may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Each reduction, and any termination, of the Revolving Commitments, A Delayed Draw Term Loan Commitments and B Delayed Draw Term Loan Commitments shall be permanent, and each such reduction shall be made ratably among the applicable Lenders in accordance with their respective Revolving Commitments, A Delayed Draw Term Loan Commitments and B Delayed Draw Term Loan Commitments.

(d)                                 The Borrower may at any time and from time to time, at its sole cost, expense and effort, request any one or more of the Lenders, an Affiliate of a Lender or an Approved Fund of a Lender to increase its Revolving Commitment or to provide a new Revolving Commitment, as the case may be (the decision to be within the sole and absolute discretion of such Lender, Affiliate or Approved Fund), or any other Person reasonably satisfactory to the Administrative Agent, each Issuing Bank and the Swingline Lender to provide a new Revolving Commitment, by submitting a Revolving Increase Supplement duly executed by the Borrower and each such Lender, Affiliate, Approved Fund or other Person, as the case may be, to the Administrative Agent.  If such Revolving Increase Supplement is in all respects reasonably satisfactory to the Administrative Agent, the Administrative Agent shall execute such Revolving Increase Supplement and deliver a copy thereof to the Borrower and each such Lender, Affiliate, Approved Fund or other Person, as the case may be.  Upon execution and delivery of such Revolving Increase Supplement by the Administrative Agent, (i) in the case of each such Lender, such Lender’s Revolving Commitment shall be increased to the amount set forth in such Revolving Increase Supplement, (ii) in the case of each such Affiliate, Approved Fund or other Person, such Affiliate, Approved Fund or other Person shall thereupon become a party hereto and shall for all purposes of the Loan Documents be deemed a “Lender” having a Revolving Commitment as set forth in such Revolving Increase Supplement, and (iii) in each case, the Revolving Commitment of such Lender, Affiliate, Approved Fund or such other Person, as the case may be, shall be as set forth in the applicable Revolving Increase Supplement; provided, however, that:

(A)                              immediately after giving effect thereto, the sum of all increases in the aggregate Revolving Commitments plus the aggregate amount of all Additional Term Loan Commitments made, if any, shall not exceed $500,000,000;
(B)                                each such increase shall be in an amount not less than $25,000,000 or such amount plus an integral multiple of $5,000,000;
(C)                                the Revolving Commitments shall not be increased on more than two occasions;
(D)                               if Revolving Loans would be outstanding immediately after giving effect to each such increase, then simultaneously with such increase (1) each such Lender, each such Affiliate, Approved Fund or other Person and each other Lender shall be deemed to have entered into a master assignment and acceptance agreement, in form and substance substantially similar to Exhibit A, pursuant to which each such other Lender shall have assigned to each such Lender and each such Affiliate, Approved Fund or other Person a portion of its Revolving Loans necessary to reflect proportionately the Revolving Commitments as adjusted in accordance with this subsection (e), and (2) in connection with such assignment, each such Lender and each such Affiliate, Approved Fund or other Person shall pay to the Administrative Agent, for the account of the other Lenders, such amount as shall be necessary to appropriately reflect the assignment to it of Revolving Loans, and in connection with such master assignment each such other Lender may treat the assignment of Eurodollar Borrowings as a prepayment of such Eurodollar Borrowings for purposes of Section 3.6;
(E)                                 each such Affiliate, Approved Fund or other Person shall have delivered to the Administrative Agent and the Borrower all forms, if any, that are required to be delivered by such Affiliate, Approved Fund or other Person pursuant to Section 3.7; and
(F)                                 the Borrower shall have delivered to the Administrative Agent for further distribution to each Lender a certificate of a Financial Officer demonstrating compliance on a Pro Forma Basis with the Financial Covenants through the Revolving Maturity Date and the Administrative Agent shall have received such customary certificates, legal opinions and other items as it shall reasonably request in connection with such increase.

Section 2.6.                                   Repayment of Loans

(a)                                  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each Revolving Loan, A Term Loan, B Term Loan and Additional Term Loan on the Revolving Maturity Date, A Term Maturity Date, B Term Maturity Date and the Additional Term Loan Maturity Date, respectively.  The outstanding principal balance of each Swingline Loan shall be due and payable on the earliest to occur of the last day of the Swingline Interest Period applicable thereto, the Business Day immediately preceding the Revolving Maturity Date, and the date on which the Swingline Loans shall become due and payable pursuant to the provisions hereof, whether by acceleration or otherwise; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)                                 On the last day of each March, June, September and December, beginning with December 31, 2008, the Borrower shall repay the A Term Loans in the aggregate principal amount equal to the product of (i) the percentage set forth in the table below opposite such date and (ii) the aggregate principal amount of the A Term Loans outstanding immediately following the earlier to occur of (x) the A Delayed Draw Funding Date and (y) the A Delayed Draw Expiration Date, with the remaining balance to be repaid on the A Term Maturity Date,

Date	Percentage

December 31, 2008	1.25%
March 31, 2009	1.25%
June 30, 2009	1.25%
September 30, 2009	1.25%
December 31, 2009	2.50%
March 31, 2010	2.50%
June 30, 2010	2.50%
September 30, 2010	2.50%
December 31, 2010	3.75%
March 31, 2011	3.75%
June 30, 2011	3.75%

Date	Percentage

September 30, 2011	3.75%
December 31, 2011	5.00%
March 31, 2012	5.00%
June 30, 2012	5.00%
September 30, 2012	5.00%
December 31, 2012	12.50%
March 31, 2013	12.50%
June 30, 2013	12.50%
A Term Maturity Date	12.50%

(c)                                  On the last day of each March, June, September and December, beginning with December 31, 2008, the Borrower shall repay the B Term Loans in the aggregate principal amount equal to the product of (i) 0.25% and (ii) the aggregate principal amount of the B Term Loans outstanding immediately following the earlier to occur of (x) the B Delayed Draw Funding Date and (y) the B Delayed Draw Expiration Date, with the remaining balance to be repaid on the B Term Maturity Date,

(d)                                 The unpaid principal amount of each Additional Term Loan shall be payable in such amounts and on such dates, if any, as shall be set forth in the applicable Effective Additional Term Loan Supplement.

Section 2.7.                                   Prepayment of Loans

(a)                                  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.  Except as otherwise provided in Section 2.7(b), each prepayment of a Borrowing shall be applied, at the Borrower’s discretion, to (i) the A Term Loans, (ii) the B Term Loans and the Additional Term Loans on a pro rata basis, and/or (iii) the Revolving Loans.  Subject to Section 2.7(b), each prepayment of a Term Loan shall be applied to reduce the remaining installments payable thereon in the order of maturity specified by the Borrower.

(b)                                 In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, then, within five Business Days after such Net Proceeds are received, the Borrower shall prepay the Term Loans pro rata in an amount equal to such Net Proceeds.  Notwithstanding anything herein to the contrary, the Lenders having outstanding B Term Loans or, to the extent provided in an Additional Term Loan Supplement, the related Additional Term Loans, may elect to decline any mandatory prepayment of a B Term Borrowing or the related Additional Term Loan Borrowing, as applicable (the “Declined Loans”) under this Section 2.7(b) or Section 2.7(c).  To make such an election, such Lenders shall notify the Administrative Agent and the Borrower thereof by telephone not later than one Business Day after the Administrative Agent shall have advised such Lenders of such prepayment in accordance with Section 2.7(e).  Each such telephonic election shall be irrevocable and shall be confirmed promptly by hand delivery, e-mail or facsimile to the Administrative Agent of a written election in a form approved by the Administrative Agent and signed by each such Lender.  Promptly following receipt of such election, the Administrative Agent shall advise the Borrower of the details thereof and such declined prepayment may (at the Borrower’s option) be retained by the Borrower or applied pursuant to paragraph (a) of this Section 2.7.  Each prepayment of a Term Loan required by this Section 2.7(b) and Section 2.7(c) shall be applied on a pro rata basis to reduce the remaining installments payable thereon in the order of maturity specified by the Borrower.

(c)                                  If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2007, there shall be Excess Cash Flow, the Borrower shall, on the Excess Cash Flow Application

Date relating to such fiscal year, prepay the Term Loans pro rata in an amount equal to (i) the Excess Cash Flow Percentage of such Excess Cash Flow minus (ii) the aggregate amount of all prepayments of Revolving Loans (including Loans repaid to the extent drawn under commitments increased pursuant to Section 2.5(d)) during such fiscal year to the extent accompanied by permanent optional reductions of the Revolving Commitments and all optional prepayments of Term Loans and Additional Term Loans during such fiscal year.  Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten days after the date on which the financial statements of the Borrower referred to in Section 6.1(a) for such fiscal year are required to be delivered to the Administrative Agent.  Each such prepayment shall be subject to the procedures set forth in the last five sentences of Section 2.7(b).

(d)                                 In the event of any partial reduction or termination of the Revolving Commitments, then (i) at or prior to the date of such reduction or termination, the Administrative Agent shall notify the Borrower and the applicable Lenders of the sum of the Revolving Credit Exposures after giving effect thereto and (ii) if such sum would exceed the total Revolving Commitments after giving effect to such reduction or termination, then the Borrower shall, on the date of such reduction or termination, prepay Revolving Borrowings in an amount sufficient to eliminate such excess.

(e)                                  The Borrower shall notify the Administrative Agent (and, in the case of the prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of a prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 3:00 p.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid, provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.5, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.5.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing under Section 2.7(a) shall (i) with respect to Eurodollar Borrowings, be in an integral multiple of $1,000,000 and not less than $5,000,000, and (ii) with respect to ABR Borrowings, be in an integral multiple of $500,000 and not less than $3,000,000.  Prepayments shall be accompanied by accrued interest to the extent required by Section 3.1.  Notwithstanding the foregoing, if any prepayment of Loans required under this Section 2.7 would result in the Borrower incurring break funding costs under Section 3.6 (the “Affected Loans”), at the election of the Borrower, the Affected Loans may be deposited in an escrow account on terms reasonably satisfactory to the Administrative Agent and the Borrower and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for such Eurodollar Loans (or such earlier date or dates as shall be requested by the Borrower); provided that at any time while a Default or Event of Default has occurred and is continuing, upon written direction from the Required Lenders, the Administrative Agent shall apply any or all proceeds then on deposit to the payment of such Affected Loans.

Section 2.8.                                   Evidence of Debt

(a)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the debt of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)                                 The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)                                  The entries made in the accounts maintained pursuant to paragraphs (a) or (b) of this Section shall be, absent demonstrable error, prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d)                                 Any Lender may request that the Loans made by it be evidenced by a Note.  In such event, the Borrower shall prepare, execute and deliver to such Lender, a Note payable to such Lender.  In addition, if requested by a Lender, its Note may be made payable to such Lender and its registered assigns in which case all Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more Notes in like form payable to the payee named therein and its registered assigns.

Section 2.9.                                   Letters of Credit

(a)                                  General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in dollars for its own account (or for the account of any Subsidiary), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank requested to issue such Letter of Credit, at any time and from time to time during the period from the Closing Date to the third day prior to the Revolving Maturity Date.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Upon satisfaction of the conditions in Section 5 on the Closing Date, in each case automatically and without further action on the part of any Person, (i) each Existing Letter of Credit will be deemed to be a Letter of Credit issued hereunder for all purposes of the Loan Documents and (ii) each Lender that has issued an Existing Letter of Credit shall be deemed to have granted to each other Lender with a Revolving Commitment, and each other such Lender shall be deemed to have acquired from such issuer, a participation in each Existing Letter of Credit equal to such other Lender’s Applicable Percentage of (A) the aggregate amount available to be drawn under such Existing Letter of Credit and (B) the aggregate amount of any reimbursement obligation in respect of any LC Disbursement in respect thereof.  With respect to each Existing Letter of Credit (x) if, prior to the Closing Date, the relevant issuer sold a participation therein to a Lender with a Revolving Commitment, such issuer and Lender agree that such participation shall be automatically canceled upon consummation of the Closing Date, and (y) if, prior to the Closing Date, the relevant issuer sold a participation therein to any bank or financial institution that is not a Lender with a Revolving Commitment, such issuer shall procure the termination of such participation on or prior to the Closing Date.

(b)                                 Notice of Issuance; Amendment; Renewal; Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank requested to issue such Letter of Credit) to such Issuing Bank and the Administrative Agent (not later than two Business Days before the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank requested to issue such Letter of Credit, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Revolving Commitments.

(c)                                  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is three days prior to the Revolving Maturity Date, provided that any Letter of Credit may provide for the automatic renewal thereof for additional periods of lengths not to exceed one year (which shall in no event extend beyond the date that is three days prior to the Revolving Maturity Date).

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank thereof or the applicable Revolving Lenders, the Issuing Bank thereof hereby grants to each Revolving Lender, and each such Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each such Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each such Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever; provided, however, that no Revolving Lender shall be obligated to make any payment to the Administrative Agent for any wrongful LC Disbursement made by an Issuing Bank as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Bank.

(e)                                  Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, then such Issuing Bank shall notify the Borrower to reimburse the Issuing Bank therefor, in which case the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement and any accrued interest thereon not later than 1:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 12:00 noon, New York City time, on such date, or if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., New York City time, on (A) the Business Day that the Borrower receives such notice, if such notice is received prior to 12:00 noon, New York City time, on the day of receipt or (B) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt, provided that, if the LC Disbursement is equal to or greater than $1,000,000, the Borrower may, subject to the conditions of borrowing set forth herein, request in accordance with Section 2.3 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due (or if any such reimbursement payment is required to be refunded to the Borrower for any reason), such Issuing Bank may notify the Administrative Agent that the applicable Issuing Bank is requesting that the applicable Lenders make an ABR Revolving Borrowing in an amount equal to such LC Disbursement and any accrued interest thereon, in which case (1) the Administrative Agent shall notify each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of such ABR Revolving Borrowing, and (2) each Lender shall, whether or not any Default shall have occurred and be continuing, any representation or warranty shall be accurate, any condition to the making of any loan hereunder shall have been fulfilled, or any other matter whatsoever, make the Loan to be made by it under this paragraph by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, (A) on such date, in the event that such Lender shall have received notice of such ABR Revolving Borrowing prior to 12:00 noon, New York City time, or (B) if such notice has not been received by such Lender prior to such time on such date, then not later than 1:00 p.m., New York City time, on (x) the Business Day that such Lender receives such notice, if such notice is received prior to 12:00 noon, New York City time, on the day of receipt or (y) the Business Day immediately following the day that such Lender receives such notice, if such notice is not received prior to such time on the day of receipt.  Such Loans shall, for all purposes hereof, be deemed to be an ABR Revolving Borrowing referred to in Section 2.1(a) and made pursuant to Section 2.3, and the Lenders’ obligations to make such Loans shall be absolute and unconditional.  The Administrative Agent will make such Loans available to the applicable Issuing Bank by promptly crediting or otherwise transferring the amounts so received, in like funds, to such Issuing Bank for the purpose of repaying in full the LC Disbursement and all accrued interest thereon.  An ABR Borrowing pursuant to this Section 2.9(e) made when the conditions to an ABR Borrowing are not satisfied under Section 5.3 shall not be deemed to have satisfied the Borrower’s reimbursement obligation with respect to an LC Disbursement for purposes of determining whether or not an Event of Default exists under clause (a) of Article 8.

(f)                                    Obligations Absolute.  Except as provided below, to the fullest extent permitted by law, the Borrower’s obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither any Credit Party nor any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit issued by it comply with the terms thereof, or in paying under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank thereof may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                 Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the applicable Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest.  If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 3.1(b) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (d) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                                     Replacement of Issuing Bank.  Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.3(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                                     Cash Collateral.  If (x) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, or (y) the maturity of the Revolving Loans has been accelerated, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the applicable Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of Article 8.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Section 2.9.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Such deposit shall not bear interest, nor shall the Administrative Agent be under any obligation whatsoever to invest the same, provided, however, that, at the request of the Borrower, such deposit shall be invested by the Administrative Agent in direct short-term obligations of, or short-term obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, in each case maturing no later than the expiry date of the Letter of Credit giving rise to the relevant LC Exposure.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount and any interest thereon (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.10.                             Swingline Loans

(a)                                  Subject to the terms and conditions set forth herein, and, if such Swingline Loan is to bear interest at the Negotiated Rate, further subject to the agreement of the Swingline Lender and the Borrower with respect to the Negotiated Rate to be applied, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $30,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Notwithstanding the foregoing, the Swingline Lender shall not be required to make a Swingline Loan if (i) any Revolving Lender shall be in default of its obligations under this Agreement or (ii) any Revolving Lender shall have notified the Swingline Lender and the Borrower in writing at least one Business Day prior to the date of Borrowing with respect to such Swingline Loan that the conditions set forth in Section 5.3 have not been satisfied and such conditions remain unsatisfied as of the requested time of the making of such Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)                                 To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 3:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify (i) the aggregate principal amount to be borrowed, (ii) the requested date of such Borrowing, and (iii) the amount of, and the length of the Swingline Interest Period for, each Swingline Loan, provided, however, that no such Swingline Interest Period shall end after the Business Day immediately preceding the Revolving Maturity Date.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall (with respect to Swingline Loans that bear interest at the Negotiated Rate, subject to its agreement with the Borrower on the Negotiated Rate to be applied thereto) make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.9(e), by remittance to the Issuing Bank) by 3:30 p.m., New York City time, on the requested date of such Swingline Loan.

(c)                                  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day notify the Administrative Agent that the Swingline Lender is requesting that each Lender, and the Administrative Agent may (with the consent of Required Lenders) or shall (at the request of Required Lenders) by written notice given to the Swingline Lender not later than 10:00 a.m., New York City time, on any Business Day require that each Lender, at the option of the Borrower, (i) make a Revolving Loan in an amount equal to its pro rata Revolving Commitment with respect to the outstanding principal balance of, and accrued and unpaid interest on, the Swingline Loans, or (ii) acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  In either such case (i) the Administrative Agent shall notify each Lender of the details thereof and of the amount of such Lender’s Revolving Loan or participation interest, as the case may be, and (ii) each Lender shall, whether or not any Default shall have occurred and be continuing, any representation or warranty shall be accurate, any condition to the making of any Loan hereunder shall have been fulfilled, or any other matter whatsoever, make the Revolving Loan required to be made by it, or purchase the participation required to be purchased by it, under this paragraph by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, (A) in the event that such Lender receives such notice prior to 12:00 noon, New York City time, on any Business Day, by no later than 3:00 p.m., New York City time, on such Business Day, or (B) in the event that such Lender receives such notice at or after 12:00 noon, New York City time, on any Business Day, by no later than 1:00 p.m. New York City time on the immediately succeeding Business Day.  Any Loans made pursuant to this paragraph (c) shall, for all purposes hereof, be deemed to be Revolving Loans referred to in Section 2.1 and made pursuant to Section 2.4(a), and the Lenders’ obligations to make such Loans shall be absolute and unconditional. The Administrative Agent will make such Loans, or the amount of such participations, as the case may be, available to the Swingline Lender by promptly crediting or otherwise transferring the amounts so received, in like funds, to the Swingline Lender.  Each Lender shall also be liable for an amount equal to the product of its pro rata Revolving Commitment and any amounts paid by the Borrower pursuant to this Section 2.10 that are subsequently rescinded or avoided, or must otherwise be restored or returned.  Such liabilities shall be absolute and unconditional and without regard to the occurrence of any Default or the compliance by the Borrower with any of its obligations under the Loan Documents. Whenever the Administrative Agent is reimbursed by the Borrower, for the account of the Swingline Lender, for any payment in connection with Swingline Loans and such payment relates to an amount previously paid by a Lender pursuant to this Section, the Administrative Agent will promptly pay over such payment to such Lender.  The purchase of participations in a Swingline Loan or the making by the Lenders of a Revolving Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.11.                             Payments Generally; Pro Rata Treatment; Sharing of Setoffs

(a)                                  Each Loan Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, LC Disbursements, interest or fees, or of amounts payable under Sections 3.5, 3.6, 3.7 or 10.3, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim (other than with respect to Excluded Taxes).  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its office at One Wall Street, New York, New York, or such other office as to which the Administrative Agent may notify the other parties hereto, except payments to be made to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 3.5, 3.6, 3.7 and 10.3 shall be made directly to the Persons entitled thereto and payments made pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal of Loans, unreimbursed LC Disbursements, interest, fees and commissions then due hereunder (after giving effect to all applicable grace periods and/or cure periods, if any), such funds shall be applied (i) first, towards payment of interest, fees and commissions then due hereunder ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties and (ii) second, towards payment of principal of Loans and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans and unreimbursed LC Disbursements then due to such parties.

(c)                                  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other applicable Lender, then the applicable Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other applicable Lenders to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of, and accrued interest on, their respective Loans and participations in LC Disbursements and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from a Loan Party prior to the date on which any payment is due to the Administrative Agent for the account of the applicable

Credit Parties hereunder that such Loan Party will not make such payment, the Administrative Agent may assume that such Loan Party has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Credit Parties the amount due.  In such event, if such Loan Party has not in fact made such payment, then each such Credit Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Credit Party with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Credit Party shall fail to make any payment required to be made by it pursuant to Section 2.4(b) or 2.9(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Credit Party to satisfy such Credit Party’s obligations under such Sections until all such unsatisfied obligations are fully paid.

ARTICLE 3

INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.1.                                   Interest

(a)                                  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.  The Loans comprising each Swingline Borrowing shall bear interest at either the Alternate Base Rate plus the Applicable Margin or, if agreed by the Swingline Lender and the Borrower, at the Negotiated Rate for the Swingline Interest Period in effect for such Borrowing; provided that for the avoidance of doubt, all Revolving Loans made pursuant to Section 2.10(c) shall bear interest at the interest rate otherwise applicable to Revolving Loans and not the Negotiated Rate.

(b)                                 Notwithstanding the foregoing, if any principal of or interest on any Loan, any reimbursement obligation in respect of any LC Disbursement or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan or any LC Disbursement, 2% plus the interest rate otherwise applicable to such Loan or such LC Disbursement as provided in the preceding paragraph of this Section, (ii) in the case of overdue interest, 2% plus the rate that would be otherwise applicable to principal of the Loan on which such interest is accruing or LC Disbursement (assuming such LC Disbursement were a Eurodollar Loan) as provided in the preceding paragraph of this Section or (iii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in the preceding paragraph of this Section.  Notwithstanding the foregoing, if any principal of or interest on any Swingline Loan is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise then borne by such Swingline Loan.

(c)                                  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than the prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and

(iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)                                 All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent demonstrable error.

Section 3.2.                                   Interest Elections

(a)                                  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.3 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.3.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the applicable Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)                                 To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, e-mail or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to a Eurodollar Borrowing with an Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 3.3.                                   Fees

(a)                                  (i)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender having a Revolving Commitment (other than a Defaulting Lender), a commitment fee, which shall accrue at a rate per annum equal to the Applicable Margin on the average daily amount of the unused Revolving Commitment (provided that Swingline Loans shall not be deemed to be a use of the Revolving Commitments for the purpose of the calculation of such commitment fee) during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates (it being understood that LC Exposure constitutes a use of the Revolving Commitment).  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year, each date on which the Revolving Commitments are permanently reduced and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Closing Date.  All commitment fees shall be computed on the basis of a year of 365 days (and 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(ii)                                  The Borrower agrees to pay to the Administrative Agent for the account of each Lender having an A Delayed Draw Term Loan Commitment and each Lender having a B Delayed Draw Term Loan Commitment, a commitment fee, which shall accrue at a rate per annum equal to 0.25% on the daily amount of the undrawn A Delayed Draw Term Loan Commitment or B Delayed Draw Term Loan Commitment, as applicable, during the period from and including the Closing Date to but excluding the date on which such Commitment, as applicable, terminates.  Accrued commitment fees shall be payable in arrears on the on the date on which the A Delayed Draw Term Loan Commitment and the date on which the B Delayed Draw Term Loan Commitment, as applicable, terminates.  All commitment fees shall be computed on the basis of a year of 365 days (and 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender having a Revolving Commitment (other than a Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at rate per annum equal to the Applicable Margin (minus the fronting fee referred to in clause (ii) below) on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC

Exposure and (ii) to each Issuing Bank for its own account a fronting fee, which shall accrue at the rate of .125% per annum or such lesser rate as may be separately agreed upon between the Borrower and the applicable Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) with respect to each Letter of Credit issued by such Issuing Bank during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Accrued participation fees and fronting fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  The Borrower agrees to pay to each Credit Party, for its own account, fees and other amounts payable in the amounts and at the times separately agreed upon between the Borrower and such Credit Party.

(d)                                 All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds to the Administrative Agent (or to each Issuing Bank in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees and other amounts paid shall not be refundable under any circumstances.

Section 3.4.                                   Alternate Rate of Interest

If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining its Loan included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (and the Administrative Agent shall give such notice promptly upon having actual knowledge that such circumstances no longer exist), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.5.                                   Increased Costs; Illegality

(a)                                  If any Change in Law shall:

(i)                                     subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Eurodollar Loans made by such Credit Party or any Letter of Credit or participations therein, or change the basis of taxation of payments to such Lender in respect thereof (other than relating to Taxes, which shall be governed exclusively by Section 3.7, or the imposition of, or any change in the rate of, any Excluded Taxes payable by a Credit Party);

(ii)                                  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Credit Party (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(iii)                               impose on any Credit Party or the London interbank market any other condition affecting this Agreement, any Eurodollar Loans made by such Credit Party or any Letter of Credit or participations therein, and the result of any of the foregoing shall be to increase the cost to such Credit Party, by an amount which such Credit Party reasonably deems to be material, of making or maintaining any Eurodollar Loan or the cost to such Credit Party, by an amount which such Credit Party reasonably deems to be material, of issuing, participating in or maintaining any Letter of Credit hereunder or to increase the cost to such Credit Party or to reduce the amount of any sum received or receivable by such Credit Party, by an amount which such Credit Party reasonably deems to be material, hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such additional costs incurred or reduction suffered.

(b)                                 If any Credit Party determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Credit Party’s capital or on the capital of such Credit Party’s holding company, if any, as a consequence of this Agreement or the Loans made, the Letters of Credit issued or the participations therein held, by such Credit Party to a level below that which such Credit Party or such Credit Party’s holding company could have achieved but for such Change in Law (taking into consideration such Credit Party’s policies and the policies of such Credit Party’s holding company with respect to capital adequacy), by an amount reasonably deemed by such Credit Party to be material, then from time to time the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party or such Credit Party’s holding company for any such reduction suffered.

(c)                                  A certificate of a Credit Party setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Credit Party or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Credit Party the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)                                 Failure or delay on the part of any Credit Party to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Credit Party pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Credit Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Credit Party’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                                  Notwithstanding any other provision of this Agreement, if, after the Closing Date any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i)                                     such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing, as applicable, for an additional Interest Period shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as applicable), unless such declaration shall be subsequently withdrawn; and

(ii)                                  such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans, as of the effective date of such notice as provided in the last sentence of this paragraph.

In the event any Lender shall exercise its rights under (i) or (ii) of this paragraph, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans, as applicable.  For purposes of this paragraph, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 3.6.                                   Break Funding Payments

In the event of (a) the payment or prepayment (voluntary or otherwise) of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.7(d) and is revoked in accordance therewith), then, in any such event, the Borrower shall compensate each Lender for the actual loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender may include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) excluding, however, the Applicable Margin included therein, if any, over (ii) the amount of interest (as reasonably determined by such Lender) that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth in reasonable detail the calculations of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 3.7.                                   Taxes

(a)                                  Any and all payments by or on account of any obligation of any Loan Party hereunder and under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that, if such Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section), the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Each Loan Party shall indemnify each Credit Party, within ten days after written demand therefor (which demand shall set forth the amount and the reasons therefor in reasonable detail), for the full amount of any Indemnified Taxes or Other Taxes, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority paid by such Credit Party on or with respect to any payment by or on account of any obligation of such Loan Party under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability and the reasons therefor in reasonable detail delivered to the Borrower by a Credit Party, or by the Administrative Agent on its own behalf or on behalf of a Credit Party, shall be conclusive absent manifest error. If the Loan Party reasonably believes that Indemnified Taxes or Other Taxes were not correctly or legally asserted, the applicable Credit Party or Transferee will reasonably cooperate with the Loan Party to obtain a refund of such Indemnified Taxes or Other Taxes for the benefit of the Loan Party, provided that the Loan Party shall reimburse the applicable Credit Party for reasonable out-of-pocket expenses arising from such cooperation.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the relevant Loan Party is located, or under any treaty to which such jurisdiction is a party, with respect to payments under the Loan Documents shall deliver to the Borrower (with a copy to the Administrative Agent), such properly completed and executed documentation prescribed by applicable law and reasonably requested by the Borrower from time to time as will permit such payments to be made without withholding or at a reduced rate.

(f)                                    Without limiting the generality of the foregoing, (i) each Lender (and, in the case of a pass-through entity, each of its beneficial owners) that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-US Lender”) shall to the extent it is legally able to do so deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Borrower and to the Lender from which the related participation shall have been purchased) (A) two accurate and complete copies of the appropriate IRS Form W-8, or, (B) in the case of a Non-US Lender claiming exemption from United States federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit I and two accurate and complete copies of the appropriate IRS Form W-8, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-US Lender claiming complete exemption from, or a reduced rate of, United States federal withholding Tax on all payments by the Borrower or any Loan Party under any Loan Document, and (ii) each Lender (and, in the case of a non-United States pass-through entity, each of its beneficial owners) that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent two accurate and complete copies of IRS Form W-9, or any subsequent versions or successors to such form. The forms referred to in clauses (i) and (ii) shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender.  Each Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose).

(g)                                 If a Credit Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 3.7, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 3.7 with respect to Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Credit Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party, upon the request of the Credit Party agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Credit Party in the event the Credit Party is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Credit Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Party or any other Person.

Section 3.8.                                   Mitigation Obligations

If any Credit Party requests compensation under Section 3.5, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Credit Party pursuant to Section 3.7, then such Credit Party shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit (or any participation therein) hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Credit Party, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.5 or 3.7, as applicable, in the future and (ii) would not subject such Credit Party to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Credit Party. The Borrower hereby agrees to pay all reasonable costs and out of pocket expenses incurred by any Credit Party in connection with any such designation or assignment.

Section 3.9.                                   Replacement of Lenders

If (i) any Credit Party requests compensation under Section 3.5, or the Borrower is required to pay any additional amount to any Credit Party or any Governmental Authority for the account of any Credit Party pursuant to Section 3.7, (ii) any Lender defaults in its obligation to fund Loans hereunder (any Lender described in this clause (ii), a “Defaulting Lender”) or (iii) any Lender notifies the Borrower pursuant to Section 3.5(e) that it is unlawful for such Lender to make or maintain Eurodollar Loans, then the Borrower may, at its sole expense and effort, upon notice to such Credit Party and the Administrative Agent, require such Credit Party to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Credit Party, if a Credit Party accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Banks and the Swingline Bank), which consents shall not unreasonably be withheld, conditioned or delayed, (ii) such Credit Party shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) unless the Administrative Agent otherwise agrees, the Borrower, the Defaulting Lender (if any) or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.4(b) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 3.5 or payments required to be made pursuant to Section 3.7, such assignment will result in a reduction in such compensation or payments.  A Credit Party shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Credit Party or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Credit Parties that:

Section 4.1.                                   Organization; Powers

Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other organizational power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required by applicable law.

Section 4.2.                                   Authorization; Enforceability

The Transactions to be entered into by each of the Borrower and the Subsidiaries are within the corporate, partnership or other analogous powers of each of the Borrower and the Subsidiaries to the extent it is a party thereto and have been duly authorized by all necessary corporate, partnership or other analogous and, if required, equity holder action.  Each Loan Document and each Lender Authorization has been duly executed and delivered by each of the Borrower and the Subsidiaries to the extent it is a party thereto and constitutes a legal, valid and binding obligation thereof, enforceable against such Borrower or Subsidiary party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.

Section 4.3.                                   Governmental Approvals; No Conflicts

The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (a) such as have been or prior to or concurrently with the consummation of the Transactions will be obtained or made and are or prior to or concurrently with the consummation of the Transactions will be in full force and effect (except such consents, approvals, registrations or filings which will be required at the time, if any, of the exercise of remedies under the Loan Documents by the Administrative Agent and the Lenders), (b) notices, if any, required to be filed with the FCC or any applicable PUC after the consummation of the Transactions and (c) consents, approvals, registrations, filings or actions which the failure to obtain or make would not reasonably be expected to result in a Material Adverse Effect, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries or any order of any Governmental Authority (subject to compliance with any applicable law or regulation which, upon the exercise of remedies hereunder by the Administrative Agent and the Lenders, requires filing with or approval of a Governmental Authority), except, in the case of any such applicable law or regulation, for such violations that would not reasonably be expected to result in a Material Adverse Effect, (iii) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries, or result in a default under either the 9¾% Senior Note Indenture or the 10½% Senior Note Indenture, except for such violations and defaults that would not reasonably be expected to result in a Material Adverse Effect and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries (other than Liens permitted by Section 7.2).

Section 4.4.                                   Financial Condition

The Borrower has heretofore furnished to the Administrative Agent the following:

(i)                                     with respect to Insight Holdings, its Form 10-Q for the quarterly period ended June 30, 2006, and its Form 10-K for its fiscal year ended December 31, 2005;

(ii)                                  with respect to Insight Midwest, its Form 10-Q for the quarterly period ended June 30, 2006, and its Form 10-K for its fiscal year ended December 31, 2005;

(iii)                               with respect to the Borrower (A) the consolidated balance sheet and statements of operations and members’ capital and cash flows thereof as of and for the fiscal year ended December 31, 2005, reported on by Ernst & Young LLP, independent public accountants, (B) the consolidated balance sheet and statements of operations and members’ capital and cash flows thereof as of and for the fiscal quarter thereof ended June 30, 2006 certified by its chief financial officer, and (C) a consolidated balance sheet and statements of operations and members’ capital and cash flows as of and for the fiscal quarter ended June 30, 2006, adjusted to give effect on a Pro Forma Basis to each of the Transactions, certified by its chief financial officer; and

(iv)                              with respect to the Borrower and the Subsidiaries, forecasts of financial performance through fiscal year 2011 (the “Forecasts”).

The financial statements referred to above (other than in item (C) in clause (iii) above and the Forecasts) present fairly, in all material respects, the financial position and results of operations and cash flows of such Persons as of such dates and for the indicated periods in accordance with GAAP, subject in the case of the quarter-end statements to year-end audit adjustments and the absence of footnotes.  The financial statements referred to in item (C) in clause (iii) above have been prepared in accordance with GAAP on a consistent basis throughout the indicated periods and present fairly, in all material respects, the pro forma financial position, results of operations and changes in financial position of the Borrower as of the indicated dates and for the indicated periods.  The Forecasts furnished to the Lenders have been prepared in good faith by Borrower and based on assumptions believed to be reasonable at the time they were made, it being understood that projections by their nature are uncertain and no assurance is being given that the results reflected in such projected financial information will be achieved.  Since December 31, 2005, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and the Subsidiaries taken as a whole; provided that the Exit Event, in and of itself (including all changes in the business, assets, operations or financial condition of the Borrower and the Subsidiaries that occur or arise to the extent such changes are a direct result of the Exit Event), shall not constitute such a material adverse change.

Section 4.5.                                   Properties

(a)                                  Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and tangible personal property, except as would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Each of the Borrower and the Subsidiaries owns, or is entitled to use, all United States trademarks, trade names, copyrights, patents and trade secrets material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such failure to own or be entitled to use or infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.6.                                   Litigation and Environmental Matters

(a)                                  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against the Borrower or any of the Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that relate to the execution, delivery, validity or enforceability of any Loan Document or the performance of any of the Transactions by any of the parties thereto.

(b)                                 Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.7.                                   Compliance with Laws and Agreements

Each of the Borrower and the Subsidiaries is in compliance with all laws, regulations (including the Communications Act and State Law) and orders of any Governmental Authority (including the FCC and State PUCs) applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

Section 4.8.                                   Investment Company Status

None of the Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 4.9.                                   Taxes

Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required by GAAP or (ii) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 4.10.                             ERISA

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.

Section 4.11.                             Disclosure

As of the Closing Date, the Borrower has disclosed to the Credit Parties all agreements, instruments and corporate or other restrictions to which it or any of the Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information (other than the projections, budgets or other estimates, or information of a general economic or industry nature concerning any Holding Company, Parent, the Borrower or any Subsidiary) furnished by or on behalf of the Borrower or any Subsidiary to any Credit Party in connection with the negotiation of the Loan Documents or delivered thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time they were made, it being understood that projections by their nature are uncertain and no assurance is being given that the results reflected in such projected financial information will be achieved.

Section 4.12.                             Subsidiaries

Schedule 4.12 sets forth the name of, the chief executive office of, and the ownership interest of the Borrower in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Guarantor, in each case on the Closing Date.

Section 4.13.                             Insurance

Schedule 4.13 sets forth a description of all insurance maintained by or on behalf of the Borrower and the Subsidiaries on the Closing Date.  As of the Closing Date, all premiums in respect of such insurance that are due and payable have been paid.

Section 4.14.                             Labor Matters

Except for the Disclosed Matters and except as would not be reasonably likely to result in a Material Adverse Effect, (i) there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened, (ii) the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, (iii) all material payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary and (iv) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

Section 4.15.                             Solvency

Immediately after the consummation of each Transaction on the Closing Date (assuming the Redemption has occurred on the Closing Date), (i) the fair value of the assets of the Borrower and the Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair salable value of the property of the Borrower and the Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each of the Borrower and the Subsidiary Guarantors will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each of the Borrower and the Subsidiary Guarantors will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following such date.

Section 4.16.                             Security Documents

The Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) to the extent provided therein and, when (i) the pledged certificates, if any evidencing such Collateral are delivered to the Administrative Agent and (ii) financing statements in appropriate form are filed in the offices specified on Schedule 5 to the Perfection Certificate as of the Closing Date (subject to all other applicable filings under the Uniform Commercial Code or otherwise that are required under the Security Documents to be made after the date hereof) are made, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral to the extent that a security interest may be perfected by filing, recording or registering a financing statement or analogous document, or by the secured party’s taking possession, in the State of New York pursuant to the Uniform Commercial Code of the State of New York, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.2 and except for any such Collateral as to which the representations and warranties in this Section would not be true solely by virtue of such Collateral having been used or disposed of in a manner expressly permitted by this Agreement or the Security Agreement.

Section 4.17.                             Federal Reserve Regulations

(a)                                  None of the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)                                 No part of the proceeds of any Loans, and no extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board.

Section 4.18.                             Use of Proceeds

The Borrower represents and warrants that it will use the proceeds of (a) the Term Loans on the Closing Date to finance the Transactions, (b) the Revolving Loans and Letters of Credit to finance, in part, the Transactions and for general corporate purposes, including, for the avoidance of doubt, making Restricted Payments permitted pursuant hereto and (c) each Additional Term Loan, if any, in accordance with the Effective Term Loan Supplement applicable thereto.  No part of the proceeds of any Loan or any Letter of Credit has been or will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.

ARTICLE 5

CONDITIONS

Section 5.1.                                   Conditions to Initial Extension of Credit.

The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction (or waiver), prior to or substantially concurrently with the Closing Date, of the following conditions precedent:

(a)                                  Credit Agreement; Security Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Borrower and Insight Midwest, (ii) the Security Agreement, executed and delivered by the Borrower and each Guarantor and (iii) each other Loan Document, executed and delivered by each Loan Party signatory thereto.

(b)                                 Refinancing.  The Refinancing shall have occurred substantially concurrently with the initial funding of the Loans.

(c)                                  Pro Forma Balance Sheet; Financial Statements; Projections.  The Administrative Agent and the Arrangers shall have received (i) a pro forma balance sheet reflecting the Refinancing and the other Transactions for the Borrower and the Subsidiaries on a Pro Forma Basis for the fiscal quarter ended June 30, 2006, (ii) unaudited consolidated balance sheets and related statements of income, members’ equity and cash flows and related notes thereto for the Borrower and the Subsidiaries as of June 30, 2006, and (iii) the Forecasts.

(d)                                 Fees.  The Agents and the Arrangers shall have received on or before the Closing Date all fees required to be paid by the Borrower (including those to be passed on to the Lenders), and all reasonable out-of-pocket expenses required to be paid by the Borrower for which reasonably detailed invoices have been presented at least two Business Days prior to the Closing Date (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent and the Arrangers).

(e)                                  Solvency Certificate.  The Administrative Agent and the Arrangers shall have received a solvency certificate signed by the chief financial officer on behalf of the Borrower and the Subsidiaries substantially in the form of Exhibit C.

(f)                                    Lien Searches.  The Administrative Agent and the Arrangers shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements, or other filings or recordations should be made to evidence or perfect security interests in the Collateral, and such search shall reveal no liens on any of the Collateral, except for Liens permitted by Section 7.2 or liens to be discharged prior to or on the Closing Date.

(g)                                 Closing Certificate.  The Administrative Agent shall have received a certificate of the Loan Parties, dated the Closing Date, substantially in the form of Exhibit G, with appropriate insertions and attachments.

(h)                                 Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i)                  the legal opinion of Dow Lohnes PLLC, special counsel to the Loan Parties, substantially in the form of Exhibit F-1;

(ii)               the legal opinion of Debevoise & Plimpton LLP, special New York counsel to the Loan Parties, substantially in the form of Exhibit F-2; and

(iii)            the legal opinion of Richards, Layton & Finger, P.A., special Delaware counsel to the Loan Parties, substantially in the form of Exhibit F-3.

(i)                                     Pledged Stock; Stock Powers. The Collateral Agent shall have received the certificates, if any, representing the certificated shares of Equity Interests pledged on the Closing Date pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(j)                                     Filings, Registrations and Recordings.  Each Uniform Commercial Code financing statement required by the Security Documents to be filed in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein with the priority provided for in the Security Documents, shall have been delivered to the Administrative Agent in proper form for filing.

(k)                                  USA Patriot Act.  The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information reasonably requested by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Act (as defined in Section 10.13), including the information described in Section 10.13.

(l)                                     Commitments.  The Borrower shall have received commitments from Lenders for the full amount of the Commitments.

(m)                               Compliance with Material Agreements.  There shall be no material default under the Partnership Agreement or the Notes resulting from the Refinancing or the other Transactions.

(n)                                 Representations and Warranties.  The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects on and as of the Closing Date (except (i) to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (ii) that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects).

(o)                                 No Default.  No Default shall have occurred and be continuing.

The Administrative Agent shall notify the Borrower and the Credit Parties of the Closing Date and such notice shall be conclusive and binding.

Section 5.2.                                   Conditions to Delayed Draws

The obligation of each Lender to make A Delayed Draw Term Loans on the occasion of the A Delayed Draw Term Loan Funding Date and B Delayed Draw Term Loans on the occasion of the B Delayed Draw Term Loan Funding Date is irrevocable from and after the Closing Date until terminated pursuant to Section 2.5(a).

Section 5.3.                                   Conditions to Future Credit Events

The obligation of each Lender to make a Revolving Loan on the occasion of any Borrowing after the Closing Date (or any extension of credit pursuant to Section 2.1(d) or 2.5(d)), and of the Issuing Banks to issue, amend, renew or extend a Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                                  The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of such issuance, amendment, renewal or extension, as applicable (except (i) to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (ii) that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects); and

(b)                                 at the time of and immediately after giving effect to such Borrowing or such issuance, amendment, renewal or extension, as applicable, no Default (without giving effect to Section 7.14(f)) shall have occurred and be continuing.

Each such Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE 6

AFFIRMATIVE COVENANTS

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder (other than contingent or indemnification obligations not then due) shall have been paid in full and all Letters of Credit have expired (or have been otherwise provided for in full in a manner reasonably satisfactory to the relevant Issuing Bank) and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.1.                                   Financial Statements and Other Information

The Borrower will furnish to the Administrative Agent for further prompt distribution (which distribution shall take place no later than 5 Business Days following receipt by the Administrative Agent) to each Lender:

(a)                                  within 90 days after the end of each fiscal year, the Borrower’s audited consolidated balance sheet and related statements of operations and members’ capital and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)                                 within 45 days after the end of each of the first three fiscal quarters of each fiscal year, the Borrower’s consolidated balance sheet and related statements of operations and members’ capital and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                                  concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether, to such Financial Officer’s actual knowledge, a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth (A) reasonably detailed calculations demonstrating compliance with the Financial Covenants as of the most recent fiscal quarter end contemplated by such financial statements, (B) the Subsidiary Guarantors as of the date of such certificate and (C) in the case of a delivery of financial statements under paragraph (a) above, a reasonably detailed calculation of Excess Cash Flow for the fiscal year covered by such financial statements and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)                                 promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower, any Subsidiary, the Parent, any issuer of any outstanding 9¾% Senior Notes (or any Refinancing Indebtedness in respect thereof) (to the extent any Holding Company has an obligation to pay the 9¾% Senior Notes or such Refinancing Indebtedness) or any outstanding 12¼% Senior Notes (or any Refinancing Indebtedness in respect thereof) (to the extent any Holding Company has an obligation to pay the 12¼% Senior Notes or such Refinancing Indebtedness) with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; and

(e)                                  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request;

provided that with respect to the first obligation to deliver financial statements under paragraph (a) or (b) of this Section 6.1 arising after the Exit Event Effective Date, the Borrower shall have an additional 15 days to deliver such financial statements.

Documents required to be delivered pursuant to this Section 6.1 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on IntraLinks or another similar electronic system (the “Platform”), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).  The Administrative Agent’s obligation to deliver information pursuant to this Section 6.1 may be discharged by posting such information on the Platform in accordance with the remaining provisions of this paragraph.  The Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Lenders on a confidential basis materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower may mark Borrower Materials that the Borrower intends to be made available to Public Lenders clearly and conspicuously as “PUBLIC.”  By designating Borrower Materials as “PUBLIC,” the Borrower authorizes such Borrower Materials to be made available to a portion of the Platform designated “Public Investor,” which is intended to contain only information that (x) prior to any public offering of securities by the Borrower, is of a type that would be contained in a customary offering circular for an offering of debt securities made in reliance on Rule 144A under the Securities Act or (y) following any public offering of securities by the Borrower, is either publicly available or not material information (though it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and State securities laws.  Any Borrower Materials not marked “PUBLIC” shall be treated as if it contains material non-public information with respect to the Borrower or its securities.  Notwithstanding the foregoing, the Borrower is under no obligation to mark any Borrower Materials as “PUBLIC.”

Section 6.2.                                   Notices of Material Events

The Borrower will furnish to the Administrative Agent for further distribution to each Lender prompt written notice of a Responsible Officer obtaining actual knowledge of any of the following:

(a)                                  the occurrence of any Default;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Borrower or any Affiliate thereof that, in either case, would reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(d)                                 the delivery or receipt of an Exit Notice (as such term is defined in the Partnership Agreement) under the Partnership Agreement or the execution of definitive agreements between the parties to the Partnership Agreement in connection with an alternative exit process; and

(e)                                  any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.3.                                   Existence; Conduct of Business

The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in each case, as otherwise permitted by Section 7.3 or as contemplated by the Exit Event and except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 6.4.                                   Payment and Performance of Obligations

The Borrower will, and will cause each of the Subsidiaries to, pay or perform its obligations, including Tax liabilities, that, if not paid or performed, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 6.5.                                   Maintenance of Properties

Except as otherwise permitted in Section 7.5, the Borrower will, and will cause each of the Subsidiaries to, keep and maintain all tangible property material to the conduct of their businesses, taken as a whole, in good working order and condition, ordinary wear and tear (and damage caused by casualty) excepted.

Section 6.6.                                   Books and Records; Inspection Rights

The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times as reasonably requested (provided that such visits shall be coordinated by the Administrative Agent, and in no event shall there be more than one such visit per year except during the continuance of an Event of Default).

Section 6.7.                                   Compliance with Laws

The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 6.8.                                   Insurance

The Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies, (i) adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty, business interruption and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations and (ii) such other insurance as is required pursuant to the terms of any Security Document.

Section 6.9.                                   Casualty and Condemnation

The Borrower will furnish to the Administrative Agent for further distribution to the Lenders prompt written notice of any casualty or other insured damage to any material portion of any property owned or held by or on behalf of itself or any Subsidiary with a fair market value immediately prior to such casualty or insured damage of at least $1,000,000, or the commencement of any action or proceeding for the taking of any property or any part thereof or interest therein, with a fair market value immediately prior to such taking of at least $1,000,000, under power of eminent domain or by condemnation or similar proceeding.

Section 6.10.                             Additional Subsidiaries

(a)                                  If any Wholly-Owned Domestic Subsidiary, other than an Immaterial Subsidiary or a Domestic Subsidiary of a Foreign Subsidiary, is formed or acquired after the Closing Date (which, for the purposes of this paragraph, shall include (x) any Domestic Subsidiary that was previously not a Wholly-Owned Subsidiary that becomes a Wholly-Owned Subsidiary and (y) any Domestic Subsidiary that was previously an Immaterial Subsidiary and that ceases to be an Immaterial Subsidiary), the Borrower will notify the Administrative Agent in writing thereof not later than the tenth Business Day after the date on which such Subsidiary is formed or acquired and (a) the Borrower will cause such Subsidiary to (i) execute and deliver each applicable Guarantee Document (or otherwise become a party thereto in the manner provided therein) and become a party to each applicable Security Document in the manner provided therein, in each case not later than the tenth Business Day after the date on which such Subsidiary is formed or acquired and (ii) promptly take such actions to create and perfect Liens on such Subsidiary’s Collateral (as defined in the Security Agreement) as the Administrative Agent shall reasonably request and (b) if any Equity Interests issued by any such Subsidiary are owned or held by or on behalf of the Borrower or any Subsidiary Guarantor, the Borrower will cause such Equity Interests to be pledged pursuant to the Security Documents not later than the tenth Business Day after the date on which such Subsidiary is formed or acquired.

(b)                                 If any first tier Foreign Subsidiary is formed or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph, shall include any Foreign Subsidiary that was previously an Immaterial Subsidiary and that ceases to be an Immaterial Subsidiary), the Borrower will notify the Administrative Agent in writing thereof not later than the tenth Business Day after the date on which such Subsidiary is formed or acquired and, if any Equity Interests issued by any such Subsidiary are owned or held by or on behalf of the Borrower or any Subsidiary Guarantor, the Borrower will cause such Equity Interests to be pledged pursuant to the Security Documents not later than the tenth Business Day after the date on which such Subsidiary is formed or acquired or such later date as the Administrative Agent may reasonably agree (provided, that in no event shall more than 65% of the total outstanding Equity Interests of any Foreign Subsidiary be required to be so pledged).

(c)                                  Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition permitted by Section 7.4, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 6.10(a) or 6.10(b), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within ten Business Days).

Section 6.11.                             Further Assurances

(a)                                  The Borrower will, and will cause each Subsidiary Guarantor to, execute any and all further documents, financing statements, agreements (including guarantee agreements and security agreements) and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law, or which the Administrative Agent may reasonably request, to grant, preserve, protect or perfect (including as a result of any change in applicable law) the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrower.  The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)                                 If any Person that is wholly-owned by any Holding Company acquires (by any means) from Parent 100% of the Equity Interests of the Borrower (each such Person a “Newco”), (i) the Borrower will notify the Administrative Agent in writing thereof not later than the tenth Business Day prior to the date of such acquisition, (ii) the Borrower will cause such Newco to become a party to (x) the Guarantee Agreement by executing and delivering a supplement to the Guarantee Agreement pursuant to Section 20 thereof and (y) the Security Agreement by executing and delivering a supplement to the Security Agreement pursuant to Section 23 thereof, (iii) substantially simultaneously with such acquisition, the Borrower will, and will cause such Newco to, execute and/or deliver such customary lien search results, organizational documents, good standing certificates, officer’s certificates, legal opinions and other items as the Administrative Agent may reasonably request in connection therewith, and (iv) assuming that the Loan Parties are in compliance with this Section 6.11 then notwithstanding anything to the contrary contained in any Loan Document, the transfer of such Equity Interests by the predecessor Parent to Newco in connection with such acquisition is hereby expressly permitted and the predecessor Parent shall be released from its obligations under the Loan Documents and shall cease to be a Loan Party upon satisfaction of the conditions set forth in this Section 6.11(b) with respect to the applicable Newco.

Section 6.12.                             Environmental Compliance

The Borrower will, and will cause each Subsidiary to, use and operate all of its facilities and property in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except where noncompliance with any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

Section 6.13.                             Use of Proceeds of Delayed Draw Loans.

Borrower will promptly use the proceeds of the Delayed Draw Term Loans to finance the Redemption and the payment of premiums, fees, interest and expenses in connection therewith.

ARTICLE 7

NEGATIVE COVENANTS

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder (other than contingent or indemnification obligations not then due) shall have been paid in full and all Letters of Credit have expired (or have been otherwise provided for in full in a manner reasonably satisfactory to the relevant Issuing Bank) and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 7.1.                                   Indebtedness; Equity Interests

The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)                                  Indebtedness under the Loan Documents;

(b)                                 Indebtedness existing on the Closing Date and set forth in Schedule 7.1, and Refinancing Indebtedness with respect thereto;

(c)                                  Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition, construction or improvement thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (plus all accrued and unpaid interest thereon and the amount of any premium necessary to accomplish such extension, renewal or replacement and expenses incurred in connection therewith), provided that (i) such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this paragraph (c) shall not, without duplication, exceed $75,000,000 at any time outstanding;

(d)                                 Indebtedness of any Person that becomes a Subsidiary after the Closing Date and Refinancing Indebtedness in respect thereof, provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the Borrower is in compliance with the Financial Covenants on a Pro Forma Basis at the time such Person becomes a Subsidiary;

(e)                                  Indebtedness (i) of the Borrower owed to any Subsidiary, (ii) of any Subsidiary Guarantor owed to the Borrower or any other Subsidiary, (iii) of any Non-Guarantor Subsidiary owed to any other Non-Guarantor Subsidiary and (iv) of any Non-Guarantor Subsidiary owed to the Borrower or any Subsidiary Guarantor in an aggregate principal amount for all such Indebtedness in the case of this clause (iv), when combined with the aggregate principal amount of all outstanding Guarantees permitted by clause (iv) in paragraph (h) below, not to exceed $40,000,000 at any one time outstanding;

(f)                                    deferred Management Fees;

(g)                                 unsecured Indebtedness of the Borrower having no maturity or scheduled amortization prior to the date that is one year after the later of the B Term Maturity Date and the latest final stated maturity date of any Indebtedness incurred pursuant to Section 2.1(d) or 2.5(d) that is outstanding (or in respect of which commitments are effective) at the time of the incurrence of such unsecured Indebtedness, so long as (i) both before and after giving effect to the incurrence thereof, no Event of Default shall exist and be continuing, (ii) on a Pro Forma Basis, the Financial Covenants shall be satisfied, (iii) no Subsidiary will be permitted to Guarantee such Indebtedness and (iv) the covenants and default provisions applicable to such Indebtedness shall not be materially more restrictive taken as a whole than those contained in this Agreement taken as a whole;

(h)                                 Guarantees (i) by the Borrower of Indebtedness of any Subsidiary Guarantor, (ii) by any Subsidiary Guarantor of Indebtedness of the Borrower or any other Subsidiary Guarantor, (iii) by any Non-Guarantor Subsidiary of Indebtedness of any other Non-Guarantor Subsidiary and (iv) by the Borrower or any Subsidiary Guarantor of Indebtedness of any Non-Guarantor Subsidiary in an aggregate principal amount for all such Guarantees in the case of this clause (iv), when combined with the aggregate principal amount of all outstanding Indebtedness permitted by clause (iv) in paragraph (e) above, not to exceed $40,000,000 at any one time outstanding;

(i)                                     Indebtedness under Hedging Agreements permitted by Section 7.7;

(j)                                     Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(k)                                  Indebtedness of the Borrower or any Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(l)                                     Indebtedness of the Borrower or any Subsidiary in the form of earn-outs, adjustments of purchase price, indemnification, incentive, non-compete, consulting or other similar arrangements and other contingent payments in respect of Investments and acquisitions permitted by Section 7.4, dispositions permitted by Sections 7.3 and 7.5 or the Exit Event permitted by Section 7.14;

(m)                               Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;

(n)                                 Indebtedness of the Borrower or any Subsidiary in respect of workers’ compensation claims, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid, customs, government, judgment, appeal and surety bonds and other obligations of a similar nature and completion guaranties, in each case in the ordinary course of business;

(o)                                 Indebtedness issued in lieu of cash payments of Restricted Payments permitted by Section 7.8(h), provided that such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(p)                                 Indebtedness in respect of unsecured promissory notes issued to consultants, employees or directors or former employees, consultants or directors of any Holding Company, Parent, the Borrower or any Subsidiary in connection with repurchases of such Holding Company’s or Parent’s common stock or common stock options permitted by Section 7.8(h);

(q)                                 Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business;

(r)                                    Indebtedness of the Borrower or any Subsidiary Guarantor incurred to finance a Permitted Acquisition that is secured only by the assets or business acquired in such Permitted Acquisition (including any Equity Interests of any Person so acquired in such Permitted Acquisition and including for the avoidance of doubt, any assets owned by such Person so acquired in such Permitted Acquisition) and so long as both immediately prior and after giving effect thereto, (i) no Default shall exist or result therefrom, (ii) the Borrower would be in compliance with the Financial Covenants on a Pro Forma Basis and (iii) the aggregate principal amount of all such Indebtedness and all Refinancing Indebtedness in respect thereof shall not exceed $100,000,000 at any time outstanding, plus any accrued interest, premiums, fees or expenses in connection with any such Refinancing Indebtedness;

(s)                                  any Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower may issue Disqualified Equity that requires the payment of cash dividends to its equity holders so long as the Borrower or its respective Subsidiary which holds such Disqualified Equity receives at least its proportional share of such dividends (based upon its relative holding of the equity interests in the Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of equity interest of such Subsidiary); and

(t)                                    Indebtedness of the Borrower and the Subsidiaries in an aggregate principal amount not, without duplication, exceeding $125,000,000 at any time outstanding.

Section 7.2.                                   Liens

The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                  Liens created under the Loan Documents;

(b)                                 Permitted Encumbrances;

(c)                                  any Lien on any property or asset of the Borrower or any Subsidiary existing on the Closing Date and set forth in Schedule 7.2, provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus all accrued and unpaid interest thereon and the amount of any premium necessary to accomplish such extension, renewal or replacement and expenses incurred in connection therewith);

(d)                                 any Lien on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary, (including any such assets made the subject of a Capital Lease Obligation) provided that (i) such Lien secures Indebtedness permitted by paragraph (c) of Section 7.1, (ii) such Lien and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e)                                  any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person became or becomes a Subsidiary, provided that (i) such Lien secures Indebtedness permitted by paragraph (d) of Section 7.1, (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (iii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iv) such Lien shall secure only the Indebtedness that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and any Refinancing Indebtedness in respect thereof;

(f)                                    Liens on any property or asset of any Non-Guarantor Subsidiary;

(g)                                 any encumbrance or restriction (including, without limitation, put and call agreements and transfer restrictions, but not pledges) with respect to the Equity Interest of any joint venture or similar arrangement created pursuant to the joint venture or similar agreements with respect to such joint venture or similar arrangement;

(h)                                 (i) Liens placed upon the Equity Interests of any Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 7.1(r) and (ii) Liens placed upon the assets of such Subsidiary and any of its subsidiaries to secure Indebtedness incurred pursuant to Section 7.1(r); and

(i)                                     Liens with respect to obligations that do not exceed $40,000,000 at any one time outstanding;

provided that, notwithstanding the foregoing, no consensual Liens shall exist on Equity Interests that constitute Collateral other than pursuant to clauses (a) or (h) above.

Section 7.3.                                   Fundamental Changes

(a)                                  The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests issued by any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(i)                                     (A) any Subsidiary may merge, amalgamate or consolidate with or into the Borrower in a transaction in which the Borrower is the surviving Person, (B) any Subsidiary may merge, amalgamate or consolidate with or into any Subsidiary Guarantor in a transaction in which a Subsidiary Guarantor is the surviving entity, (C) any Non-Guarantor Subsidiary may merge, amalgamate or consolidate with or into any other Non-Guarantor Subsidiary and (D) the Borrower may merge, amalgamate or consolidate with or into any Person, provided that the Borrower shall be the continuing or surviving Person;

(ii)                                  the Borrower may merge, amalgamate or consolidate with or into, or transfer, lease or otherwise dispose of all or substantially all of its assets to, any Person or may liquidate or dissolve into a Post-Exit Borrower, in each case in connection with the Exit Event permitted by Section 7.14;

(iii)                               any Subsidiary may merge, amalgamate or consolidate with or into any Person in a transaction that is not permitted by clause (i) of this Section 7.3(a), provided that (A) such merger, amalgamation or consolidation is not prohibited by Sections 7.4 or 7.5, as applicable or (B) substantially concurrently with such transaction, the continuing or surviving Person shall become a Subsidiary Guarantor);

(iv)                              (A) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to any Subsidiary Guarantor (upon voluntary liquidation or dissolution or otherwise) and (B) any Non-Guarantor Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any other Non-Guarantor Subsidiary (upon voluntary liquidation or dissolution or otherwise);

(v)                                 any Subsidiary may sell, transfer, lease or otherwise dispose of its assets in a transaction that is not permitted by clause (iv) of this Section 7.3(a) (upon voluntary liquidation or dissolution or otherwise); provided that such sale, transfer, lease or other disposition is also permitted by Section 7.5;

(vi)                              (A) any Subsidiary may liquidate, wind up or dissolve or dispose of all or substantially all of its property or business (so long as the assets of any such Subsidiary that is a Subsidiary Guarantor are transferred to the Borrower or a Subsidiary Guarantor) and (B) any Immaterial Subsidiary may liquidate, wind up or dissolve or dispose of all or substantially all of its property or business, in each case if the Borrower determines in good faith that such liquidation, winding up, dissolution or disposal is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(vii)                           any Investment permitted by Section 7.4 may be structured as a merger, consolidation or amalgamation; and

(viii)                        the Borrower or any Subsidiary may liquidate, wind up or dissolve or transfer, lease or otherwise dispose of all or substantially all of its property or business, to the extent required, in the Borrower’s good faith judgment, to consummate the Exit Event permitted by Section 7.14.

(b)                                 The Borrower will not, and will not permit any of the Subsidiaries (other than any Immaterial Subsidiary) to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the Closing Date and businesses which are now, or which in the future shall have become, reasonably related thereto or a reasonable extension thereof.

Section 7.4.                                   Investments

The Borrower will not, and will not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, make or permit to exist any Guarantees of any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit (all of the foregoing, “Investments”), except:

(a)                                  Investments in Cash Equivalents;

(b)                                 Investments existing on the Closing Date and set forth in Schedule 4.12 or 7.4;

(c)                                  Investments (i) made by the Borrower in any Subsidiary Guarantor, (ii) made by any Subsidiary Guarantor in any other Subsidiary Guarantor or the Borrower, (iii) made by the Borrower or any Subsidiary Guarantor in any Non-Guarantor Subsidiary in an aggregate amount not to exceed $75,000,000 at any one time outstanding (with amounts in this clause (iii) determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective Investment not to exceed the original amount invested) and (iv) made by any Non-Guarantor Subsidiary in any other Subsidiary;

(d)                                 acquisitions permitted by Section 7.5(d), provided that such acquisitions shall be Cable Television System Acquisitions;

(e)                                  Permitted Acquisitions;

(f)                                    advances and Guarantees permitted by Section 7.1;

(g)                                 Investments expressly contemplated by the Transactions;

(h)                                 extensions of trade credit to customers, suppliers or service providers of any Loan Party in the ordinary course of business;

(i)                                     loans and advances to employees, officers and directors of any Holding Company, Parent, the Borrower or any Subsidiary in the ordinary course of business in an aggregate amount not to exceed $2,000,000 (excluding for purposes of such cap travel and entertainment expenses incurred in the ordinary course of business, but including relocation expenses) at any one time outstanding;

(j)                                     loans by the Borrower to the officers, employees and directors of any Holding Company, Parent, the Borrower or any Subsidiary in connection with management incentive plans in an aggregate amount not to exceed $5,000,000 in any fiscal year and not to exceed $10,000,000 at any one time outstanding, provided that such officers, employees and directors invest such loans, promptly upon the receipt of the proceeds therefrom, in the Equity Interests of such Holding Company or Parent;

(k)                                  Investments (including debt obligations) received in the ordinary course of business by the Borrower or any Subsidiary in connection with the bankruptcy or reorganization of suppliers, customers and other Persons and in settlement of delinquent obligations of, and other disputes with, suppliers, customers and other Persons arising out of the ordinary course of business;

(l)                                     Investments of the Borrower or any Subsidiary under Hedge Agreements permitted hereunder;

(m)                               Investments of any Person in existence at the time such Person becomes a Subsidiary; provided such investment was not made in connection with or anticipation of such Person becoming a Subsidiary;

(n)                                 loans and advances to any Holding Company or Parent in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such Holding Company or Parent in accordance with Section 7.8 (which loans and advances shall be treated as Restricted Payments for purposes of determining compliance with Section 7.8);

(o)                                 Subsidiaries may be established or created;

(p)                                 Investments by the Borrower or any Subsidiary made pursuant to any transaction permitted by Section 7.3;

(q)                                 Investments arising out of the receipt by the Borrower or any Subsidiary of non-cash consideration for any sale of assets permitted under Section 7.5;

(r)                                    Investments resulting from pledges and deposits referred to in clauses (c) and (d) of the defined term “Permitted Encumbrance”;

(s)                                  the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.1(e) or (h);

(t)                                    Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(u)                                 advances of payroll payments to employees in the ordinary course of business;

(v)                                 Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(w)                               acquisitions by the Borrower or any Subsidiary of the Equity Interests of any Subsidiary so long as the Subsidiary that is the issuer of such Equity Interests is or becomes thereby a Subsidiary Guarantor;

(x)                                   Investments required, in the Borrower’s good faith judgment, to consummate the Exit Event permitted by Section 7.14; and

(y)                                 Investments so long as the aggregate amount thereof (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective Investment not to exceed the original amount invested) as of any time shall not exceed the sum of (i) the net cash proceeds of issuances of Qualified Equity of the Borrower or contributions of cash to the capital of the Borrower (other than Specified Equity Contributions) following the Closing Date, which proceeds are not used to make a Restricted Payment pursuant to Section 7.8(p) or (h) or Section 7.14(b)), plus (ii) the Borrower’s Portion of Excess Cash Flow minus the cumulative aggregate amount of Designated Excess Cash Flow Expenditures made simultaneously with or prior to giving effect to such proposed Investments, plus (iii) $150,000,000; provided that such amount in this clause (iii) shall be reduced to $100,000,000 upon and following the Exit Event Effective Date unless in excess of $100,000,000 of Investments have been made in reliance on such $150,000,000 amount and are outstanding at such time, in which case such amount shall be such greater amount until such Investments in excess over $100,000,000 are no longer outstanding.

Section 7.5.                                   Asset Sales

The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose (including pursuant to a merger) of any asset, including any Equity Interest, nor will the Borrower permit any Subsidiary to issue any Equity Interest, except:

(a)                                  (i) sales, transfers, leases and other dispositions of used or surplus equipment or other obsolete or, in the reasonable judgment of Borrower, unnecessary assets, (ii) the cross-licensing or licensing of intellectual property, (iii) the substantially contemporaneous exchange of property for property of a like kind (other than as set forth in clause (ii)), to the extent that the property received in such exchange is of a value equivalent to the value of the property exchanged (provided, that after giving effect to such exchange, the value of the property subject to perfected first priority Liens in favor of the Administrative Agent under the Security Documents is not materially reduced), (iv) the sale, transfer or other disposition of property and inventory and (v) the sale, transfer or other disposition of cash and Cash Equivalents, in the case of each of clauses (i), (ii), (iv) and (v) of this Section 7.5(a), in the ordinary course of business of the Borrower and the Subsidiaries;

(b)                                 sales, transfers, leases and other dispositions (i) made by the Borrower to any Subsidiary Guarantor, (ii) made by any Subsidiary to the Borrower or any Subsidiary Guarantor and (iii) made by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary;

(c)                                  Liens permitted by Section 7.2, Investments permitted by Section 7.4, sale and leaseback transactions permitted by Section 7.6 and Restricted Payments permitted by Section 7.8;

(d)                                 if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, cable television system asset exchanges for fair value, provided that the assets received are held by the Borrower or (x) to the extent the assets so exchanged were held by Borrower or a Subsidiary Guarantor, a Subsidiary Guarantor and (y) in any other case, a Wholly-Owned Subsidiary of Borrower;

(e)                                  sales, transfers, leases and other dispositions permitted by Section 7.3;

(f)                                    any casualty or insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary; provided that the requirements of Section 2.7(b) are complied with in connection therewith;

(g)                                 the sale, transfer, lease and other disposition or abandonment of intellectual property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and the Subsidiaries taken as a whole;

(h)                                 the leasing, occupancy agreements or sub-leasing of property or licensing or sublicensing of intellectual property that would not materially interfere with the required use of such property or intellectual property by the Borrower or the Subsidiaries;

(i)                                     the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not part of any bulk sale or financing of receivables);

(j)                                     dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(k)                                  the sale, transfer, lease and other disposition of any Immaterial Subsidiary, provided, that the requirements of Section 2.7(b), to the extent applicable, are complied with in connection therewith;

(l)                                     Dispositions made by the Borrower or any Subsidiary required, in the Borrower’s good faith judgment, to consummate the Exit Event permitted by Section 7.14; and

(m)                               one or more sales, transfers, leases or other dispositions of assets or sales or issuances of Equity Interests (each an “Asset Transfer”), provided that with respect to each such Asset Transfer pursuant to this Section 7.5(m), the following conditions have been satisfied:

(i)                                     no Default shall exist immediately before the Borrower or a Subsidiary enters into a binding agreement in respect thereof;

(ii)                                  the sum of (A) a fraction (expressed as a percentage), the numerator of which is the Consolidated Operating Cash Flow attributable to the property being sold, transferred, leased or otherwise disposed of in such Asset Transfer (the “Subject Asset Transfer”), and the denominator of which is the Consolidated Operating Cash Flow, in each case for the four fiscal quarter period ended in respect of which the financial statements required by Section 6.1(a) or (b) have been delivered immediately preceding the date of such Subject Asset Transfer, plus (B) with respect to each other property sold, transferred, leased or otherwise disposed of in another Asset Transfer pursuant to this Section 7.5(m) prior to or simultaneously with the Subject Asset Transfer (each, a “Prior Asset Transfer”) during the one year period ending on the date of the Subject Asset Transfer, the sum of the percentages calculated with respect to each such Prior Asset Transfer under Section 7.5(m)(ii)(A) at the time of the Subject Asset Transfer, shall not exceed, in the case of these clauses (A) plus (B), 30% in the aggregate;

(iii)                              the sum of (A) the percentage calculated with respect to the Subject Asset Transfer pursuant to Section 7.5(m)(ii)(A), plus (B) with respect to each Prior Asset Transfer during the period commencing on the Closing Date and ending on the date of the Subject Asset Transfer, the sum of the percentages calculated with respect to each such Prior Asset Transfer under Section 7.5(m)(ii)(A) at the time of each such Prior Asset Transfer, shall not exceed, in the case of these clauses (A) plus (B), 50% in the aggregate;

(iv)                              each Asset Transfer permitted by this Section 7.5(m) shall be made for fair value, and, subject to usual and customary escrow, hold-back or similar arrangements, not less than 75% of such value shall be payable in Cash Consideration substantially simultaneously with such Asset Transfer; and

(v)                                 (A) the Borrower will be in compliance with each of the Financial Covenants on a Pro Forma Basis after giving effect to such Asset Transfer, (B) the Administrative Agent and the Lenders shall have been given five Business Days’ prior written notice thereof, and (C) the Administrative Agent shall have received a certificate signed by a Financial Officer, identifying the subject properties, the name of the other party to the Asset Transfer, setting forth the total consideration to be paid in respect of such Asset Transfer, and certifying as to the matters set forth in clauses (A) and (B) hereof.

Section 7.6.                                   Sale and Lease-Back Transactions

The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, except for (a) sales or transfers that do not exceed $40,000,000 in the aggregate at any time outstanding and (b) sales or transfers by the Borrower or any Subsidiary Guarantor to the Borrower or any Subsidiary Guarantor.

Section 7.7.                                   Hedging Agreements

The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements with one or more Lenders or their Affiliates entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

Section 7.8.                                   Restricted Payments

The Borrower will not, and will not permit any of the Subsidiaries to, declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, except:

(a)                                  the Borrower may declare and pay dividends and other distributions with respect to its Equity Interests payable solely in perpetual common Equity Interests;

(b)                                 (i) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor and (ii) any Non-Guarantor Subsidiary may make Restricted Payments to any other Non-Guarantor Subsidiary;

(c)                                  (i) so long as no Event of Default shall be in existence or would result therefrom, the Borrower may make Restricted Payments to the Parent for the sole purpose of paying (A) regularly scheduled payments of principal and interest on the 10½% Senior Notes (as in effect on the Closing Date or as amended in any manner that would not be prohibited by the definition of “Refinancing Indebtedness” if such notes were to be refinanced, renewed or replaced), (B) regularly scheduled payments of principal and interest on the 9¾% Senior Notes (as in effect on the Closing Date or as amended in any manner that would not be prohibited by the definition of “Refinancing Indebtedness” if such notes were to be refinanced, renewed or replaced) or any Refinancing Indebtedness in respect thereof and (C) regularly scheduled payments of interest on the 12¼% Senior Notes (as in effect on the Closing Date or as amended in any manner that would not be prohibited by the definition of “Refinancing Indebtedness” if such notes were to be refinanced, renewed or replaced) or any Refinancing Indebtedness in respect thereof, in the case of each of clauses (A), (B) and (C) to the extent required to be paid in cash and (ii) payments of accrued and unpaid interest, premium and principal and any expenses and fees in connection with the Redemption;

(d)                                 the Borrower may make Restricted Payments to the Parent, provided that (i) such Restricted Payments are for the sole purpose of paying regularly scheduled payments of interest on Designated Holding Company Debt, to the extent required to be paid in cash, (ii) the Borrower would be in compliance with the Financial Covenants on a Pro Forma Basis and (iii) no Default or Event of Default shall be in existence or would result therefrom;

(e)                                  the Borrower may make Restricted Payments to the Parent in an aggregate amount not to exceed the outstanding principal balance of, and capitalized or accrued and unpaid interest from time to time on, the Parent Loan, provided that immediately before and after giving effect to each such Restricted Payment, no Event of Default shall be in existence or would result therefrom;

(f)                                    each of Borrower or any Subsidiary may make Restricted Payments to accrue and pay any Management Fee;

(g)                                 the Borrower may from time to time make Restricted Payments to its sole member for the sole purpose of paying the ongoing estimated and actual Federal, state and local income tax liabilities, if any, of such member (or such member’s direct or indirect member(s) or partners (hereinafter the “Taxed Members”), provided that such Restricted Payments shall not, in the aggregate, exceed in any taxable year, the aggregate amount of Federal, state and local income tax liabilities due and payable by its Taxed Members during such taxable year, solely as a direct result of such Taxed Member’s direct or indirect interest in the Borrower, assuming, for purposes of this paragraph 7.8(g), that, all such Taxed Members will be taxed on the Net Taxable Amount (as defined below) in respect of such taxable year at the rate (expressed as a percentage) equal to the sum of the aggregate of the highest Federal, state and local effective income tax rates (expressed as a percentage) in effect for such taxable year and applicable to a New York City taxpayer with respect to the type of income (including ordinary, capital and alternative minimum taxable income) included in Net Taxable Amount.  The “Net Taxable Amount” for any year shall be the amount of the Borrower’s taxable income under Code Section 703(a) (except that items required to be separately stated under Code Section 703(a)(1) shall not be separately stated) as if it were a partnership for federal income tax purposes;

(h)                                 (i) the Borrower may make Restricted Payments to Parent to permit Parent or any Holding Company to purchase Parent’s or such Holding Company’s common stock or common stock options from present or former officers, directors, employees or other members of management (or their estates, family members, relatives or former spouses or trusts for the benefit of any of the foregoing) of Parent, such Holding Company, the Borrower or any Subsidiary upon the death, disability, retirement or termination of employment of such officer, director, employee or other member of management, provided, that the aggregate amount of payments under this paragraph (h) in any fiscal year (net of any net cash proceeds received by Parent or any Holding Company and contributed to the Borrower subsequent to the date hereof in connection with sales of any common stock or common stock options sold in connection with permitted officer, director, employee or other member of management compensation and incentive arrangements, to the extent such proceeds are contributed to Borrower as common equity) shall not exceed the lesser of (i) the sum of (1) $7,500,000 and (2) any Restricted Payments permitted (but not made) pursuant to this paragraph (h) in prior fiscal years and (ii) $15,000,000 in each case, plus any cash amounts received by the Borrower in such fiscal year and (to the extent not used pursuant to this paragraph (h) in any prior fiscal years) pursuant to key man life insurance policies;

(i)                                     the Borrower may make Restricted Payments to Parent or any other Holding Company to (i) pay general and administrative expenses incurred in the ordinary course of business not to exceed $1,000,000 in any fiscal year, (ii) pay reasonable and necessary expenses in connection with indemnification and reimbursement of directors, officers and employees in respect of liabilities relating to their serving in such capacity, or obligations in respect of directors and officer insurance (including any premiums therefor), (iii) pay reasonable and necessary expenses (including professional fees) in connection with registration, public or private offers and exchange listing of equity or debt securities and maintenance of the same, (iv) pay reasonable and necessary expenses (including professional fees) in connection with compliance with reporting obligations under, or in connection with compliance with, federal or state laws or under this Agreement or any of the other Loan Documents or (v) pay amounts payable to any federal or state tax authority on behalf of any participant in any stock incentive plan of any Holding Company or Parent to cover withholding and other taxes payable on behalf of such participant in connection with such plan; provided that, in the case of clauses (ii) through (iv) above, if any Holding Company shall own any material assets other than, directly or indirectly, the Equity Interests of the Borrower or other assets relating to the ownership interest of such Holding Company in the Borrower or the Subsidiaries, with respect to such Holding Company such Restricted Payments shall be limited to the reasonable and proportional share, as determined by the Borrower in its reasonable discretion, of such expenses incurred by such Holding Company relating or allocable to its ownership interest in the Borrower;

(j)                                     the Borrower may make Restricted Payments to the extent necessary to effect the Transactions;

(k)                                  the Borrower may purchase fractional shares of its common stock arising out of stock dividends, splits or combinations of business combinations to the extent not exceeding $1,000,000 in the aggregate per fiscal year of the Borrower;

(l)                                     to the extent constituting Restricted Payments, the Borrower and the Subsidiaries may enter into and consummate transactions expressly permitted by Sections 7.3 or 7.4;

(m)                               any Subsidiary that is not a Wholly-Owned Subsidiary may declare and pay cash dividends to its equity holders generally so long as the Borrower or its respective Subsidiary which owns the equity interests in the Subsidiary paying such dividend receives at least its proportional share thereof (based upon its relative holding of the equity interests in the Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of equity interest of such Subsidiary);

(n)                                 following the Exit Event Effective Date, the Borrower or any Subsidiary may make Restricted Payments to accrue and pay the regularly scheduled consulting fee pursuant to the Consulting Agreement;

(o)                                 (A) the Borrower may make Restricted Payments to any TCI Exit Person required, in the Borrower’s good faith judgment, to consummate the Exit Event permitted by Section 7.14 and (B) the Borrower may make the Restricted Payments to finance the transactions described in Section 7.14(b) and (c); and

(p)                                 provided no Default is continuing or would result therefrom, the Borrower may make Restricted Payments to Parent for any purpose in an aggregate amount not to exceed (i) $100,000,000 (provided that such amount in this clause (i) shall be deemed to be $75,000,000 upon and following the Exit Event Effective Date (it being understood that any Restricted Payment made prior to the Exit Event Effective Date in reliance on such $100,000,000 amount shall not give rise to a Default or an Event of Default if such Restricted Payment were otherwise permitted pursuant to this Section 7.8(p)), plus (ii) so long as the Leverage Ratio on a Pro Forma Basis, both before and after giving effect to such Restricted Payment is less than 4.50:1.00, the sum of (x) the net cash proceeds of issuances of Qualified Equity of the Borrower or contributions of cash to the capital of the Borrower (other than Specified Equity Contributions) following the Closing Date, which proceeds are not used to make an Investment pursuant to Section 7.4(y) or a

Restricted Payment pursuant to Section 7.8(h) or Section 7.14(b) plus (y) the Borrower’s Portion of Excess Cash Flow minus the cumulative aggregate amount of other Designated Excess Cash Flow Expenditures made simultaneously with or prior to giving effect to such Restricted Payment.

Section 7.9.                                   Transactions with Affiliates

The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose (including pursuant to a merger) of any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transaction with, any Affiliate, except (a) the agreements existing on the Closing Date and set forth in Schedule 7.9, (b) at prices and on terms and conditions substantially similar to those available to the Borrower or such Subsidiary on an arms-length basis from unrelated third parties, and (c) for the issuance of perpetual common Equity Interests by the Borrower to its Affiliates, to the extent not otherwise prohibited hereby, provided that notwithstanding the foregoing the Borrower and any Subsidiary may (i) enter into any transaction that is permitted under Section 7.1, 7.3, 7.4, 7.5, 7.8 or 7.11(b), (ii) enter into any transaction between or among the Borrower and one or more of the Subsidiaries or between or among two or more of the Subsidiaries and not involving any other Affiliate, (iii) enter into any transaction with an Affiliate (excluding any Permitted Holder, other than Comcast (or any Person described in clause (a)(z) or (b) or (d) of the definition of “Permitted Holders” to the extent related to Comcast)) required, in the Borrower’s good faith judgment, to consummate the Exit Event permitted by Section 7.14, (iv) enter into and perform their obligations under the Management Agreements and (v) pay compensation, reasonable fees and reimbursement expenses to, and indemnity provided on behalf of, directors, officers, consultations and employees of any Holding Company, Parent, the Borrower and any Subsidiary.  For the avoidance of doubt, this Section 7.9 shall not apply to employment and salary arrangements, equity compensation or benefits for the directors, management, officers or employees entered into in the ordinary course of business, but any repurchases of Equity Interests or Restricted Payments to purchase Equity Interests held by any of such management, officers, employees or directors shall be subject to Section 7.8.

Section 7.10.                             Restrictive Agreements

The Borrower will not, and will not permit any of the Subsidiaries (other than any Immaterial Subsidiary, to the extent affecting only such Immaterial Subsidiary) to, directly or indirectly, enter into, incur or permit to exist any consensual agreement or other arrangement binding on the Borrower or any Subsidiary that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien (other than Liens prohibited under cable television franchise agreements) upon any of its property or assets (unless such agreement or arrangement does not prohibit, restrict or impose any condition upon the ability of any Loan Party to create, incur or permit to exist any Lien in favor of the Secured Parties created under the Loan Documents) or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary, provided that (a) the foregoing shall not apply to restrictions and conditions imposed by law or by the Loan Documents, (b) the foregoing shall not apply to restrictions and conditions existing on the Closing Date and identified on Schedule 7.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (c) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder, (d) clause (i) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (e) clause (i) of this Section shall not apply to customary provisions in agreements, leases or licenses restricting the assignment thereof, (f) the foregoing shall not apply to restrictions or conditions applicable to any Person or the property or assets of a Person acquired by the Borrower or any Subsidiary existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which restriction or condition is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the restrictions and conditions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition, (g) the foregoing restrictions shall not apply to restrictions or conditions (1) on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business, (2) existing under, by reason of or with respect to provisions with respect to the disposition or distribution of assets or property, in each case contained in joint venture agreements, limited liability company agreements and other similar agreements and which the Borrower’s board of directors determines will not adversely affect the Borrower’s ability to make payments of principal or interest payments on the Loans, or (3) existing under, by reason of or with respect to Indebtedness incurred to refinance any Indebtedness, in each case as permitted under Section 7.1; provided that the restrictions contained in the agreements governing the Indebtedness incurred to refinance Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, and (h) the foregoing shall not apply to software and other intellectual property licenses pursuant to which the Borrower or such Subsidiary is the licensee of the relevant software or intellectual property, as the case may be (in which case any prohibition or limitation shall relate only to the assets or rights subject of the applicable license and/or the license itself).

Section 7.11.                             Amendment of Material Documents

(a)                                  The Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under the Management Agreements, other than amendments, modifications or waivers that would not reasonably be expected to adversely affect the Credit Parties in any material respect, provided that the Borrower shall deliver or cause to be delivered to the Administrative Agent and each Lender a copy of each such amendment, modification or waiver promptly after the execution and delivery thereof, and provided further that (i) any termination of any Management Agreement and (ii) any amendment, modification or waiver that increases the fees payable under the Management Agreement so long as all fees (or other payments in the nature of a fee, but excluding ordinary course expense reimbursement and indemnities) payable pursuant to all Management Agreements then in effect do not in the aggregate exceed (x) prior to the Exit Event Effective Date, 3% of the consolidated gross revenue of the Borrower and the Subsidiaries for the most recently ended fiscal quarter and (y) upon and following the Exit Event Effective Date, 6% of the consolidated gross revenues of the Borrower and the Subsidiaries for the most recently ended fiscal quarter, shall not in either case be deemed to adversely affect the Credit Parties.

(b)                                 The Borrower will not permit the Parent to amend, modify or waive any of its rights under the Partnership Agreement, other than amendments, modifications or waivers that would not reasonably be expected to adversely affect the Credit Parties in any material respect; provided (i) that the Borrower or the Parent shall deliver or cause to be delivered to the Administrative Agent for further distribution to each Lender a copy of each amendment, modification or waiver promptly after the execution and delivery thereof and (ii) the provisions of this Section 7.11(b) shall not apply to any amendment, modification or waiver of any provision of the Partnership Agreement in connection with or in contemplation of the Exit Event permitted by Section 7.14.

Section 7.12.                             Interest Coverage Ratio

The Borrower will not permit the Interest Coverage Ratio as of the end of any fiscal quarter during any period set forth below to be less than the ratio set forth below with respect to such period:

Period	Ratio

December 31, 2006 - June 30, 2007	1.50:1.00
July 1, 2007 - December 31, 2009	1.60:1.00
January 1, 2010 - December 31, 2011	1.75:1.00
January 1, 2012 and thereafter	2.00:1.00

; provided that the minimum Interest Coverage Ratio at any time then in effect, and at all times thereafter, shall decrease by 0.50:1.0 upon the consummation of the Exit Event.

Section 7.13.                             Leverage Ratio

The Borrower will not permit the Leverage Ratio as of the end of any fiscal quarter during any period set forth below to be greater than the ratio set forth below with respect to such period:

Period	Ratio

December 31, 2006 - September 30, 2008	6.25:1.00
October 1, 2008 - March 31, 2009	6.00:1.00
April 1, 2009 -September 30, 2009	5.75:1.00
October 1, 2009 - March 31, 2010	5.50:1.00
April 1, 2010 - September 30, 2010	5.25:1.00
October 1, 2010 - March 31, 2011	5.00:1.00
April 1, 2011 - September 30, 2011	4.50:1.00
October 1, 2011 and thereafter	4.25:1.00

; provided that the maximum Leverage Ratio at any time then in effect, and at all times thereafter, shall increase by 0.50:1.0 upon the consummation of the Exit Event.

Section 7.14.                             Exit Event

(a)                                  The Borrower shall not permit to occur the Exit Event, unless:

(i)                                     not less than 10 Business Days prior to taking any action in connection with the Exit Event which would violate this Agreement but for the operation of this Section 7.14 (the date that the first such action shall occur, the “Exit Event Commencement Date”), the Borrower shall provide the Administrative Agent with a certificate (the “Exit Event Notice”) (A) setting forth the proposed date of consummation of the Exit Event, (B) attaching (x) projections which demonstrate compliance with the Financial Covenants on a Pro Forma Basis from and including the proposed date of consummation of the Exit Event to and including the B Term Maturity Date (or such later date as may be the final stated maturity date of any Indebtedness incurred pursuant to Section 2.1(d) or 2.5(d) that is then outstanding or commitments in respect of which are then effective), and such projections shall be certified by a Financial Officer of the Borrower as having been prepared in good faith based upon assumptions believed by Borrower to be reasonable at the time made (it being understood that projections are, by their nature, inherently uncertain and actual results may vary materially from such projections) and (y) any other documentation entered into or to be entered into in connection with the Exit Event as the Administrative Agent or any Arranger (acting through the Administrative Agent) may have reasonably requested and (C) certifying (in reasonable detail as to clauses (I), (III), (IV) and (V) below) the satisfaction of each of the following conditions:

(I)            the Borrower shall be in compliance with the Financial Covenants on a Pro Forma Basis upon consummation of the Exit Event (without giving effect to any Specified Equity Contribution), it being understood that such compliance will be tested after giving effect to any repayment, redemption or assumption of Indebtedness of any Holding Company, the Parent, the Borrower or any Subsidiary in connection with the Exit Event and the payment, repayment, redemption, assumption or repurchase of any other Indebtedness pursuant to Section 7.14(b);
(II)           immediately after giving effect to the consummation of the Exit Event, there shall not be existing and continuing any (A) Default due to failure to comply with Section 6.1(a) or (b) or (B) Event of Default under paragraphs (a), (b), (d), (h), (i) or (o) of Article 8;
(III)         all assets to be allocated to Insight LP (or any Person or Persons that succeed to the rights of Insight LP under the Partnership Agreement) in the Exit Event will be owned by (except as otherwise permitted by clause (b) below) the Borrower or a Subsidiary Guarantor (such assets, the “Exit Assets”) immediately after giving effect to each action taken in furtherance of the Exit Event; provided that (a) the Exit Assets shall not include any cash or Cash Equivalents received in the Exit Event or any asset comprised of the assumption, repayment, redemption or repurchase of Indebtedness of any Holding Company, Parent, Borrower or any Subsidiary by a TCI Exit Person and (b) Exit Assets may be owned by Non-Guarantor Subsidiaries, to the extent the aggregate amount of all such Exit Assets owned by Non-Guarantor Subsidiaries immediately after giving effect to such action does not exceed the aggregate amount of Investments permitted to be made by Borrower and the Subsidiary Guarantors in Persons that are not the Borrower or a Subsidiary Guarantor under Section 7.4(c) and (y);
(IV)         the Adjusted Annualized Consolidated Operating Cash Flow generated by the Exit Assets for the fiscal quarter of the Borrower most recently ended with respect to which a delivery requirement for a compliance certificate pursuant to Section 6.1(c) has arisen (or, prior to the due date for the first such compliance certificate, as of the most recently ended fiscal quarter of the Borrower for which financial statements are available) (such Adjusted Annualized Consolidated

Operating Cash Flow for such fiscal quarter, the “Exit Cash Flow”) shall be no less than $150,000,000; and
(V)           75% of the Exit Cash Flow shall be generated by assets that were, as of the Exit Event Commencement Date, held by the Borrower or one or more of the Subsidiaries.

If the actual date of consummation of the Exit Event will differ from the proposed date of consummation of the Exit Event set forth in the Exit Event Notice by five days or more (or, if the information set forth would change materially due to the change in such date of consummation, less than five days), the Borrower shall update the information included in the Exit Event Notice and shall deliver that updated information to the Administrative Agent no later than 3 Business Days prior to the actual date of consummation of the Exit Event.

(b)                                 So long as Section 7.14(a) shall be complied with, any cash or Cash Equivalents received as a result of the Exit Event may be applied (without duplication), at the Borrower’s option, to:

(i)                                     make Restricted Payments to the extent used to repay, redeem or repurchase the 9¾% Senior Notes (or any Refinancing Indebtedness in respect thereof), in each case including any accrued interest, premiums, fees or expenses payable in connection therewith;

(ii)                                  make Restricted Payments to the extent used to repay, redeem or repurchase the 12¼% Senior Notes (or any Refinancing Indebtedness in respect thereof), in each case including any accrued interest, premiums, fees or expenses payable in connection therewith;

(iii)                               make Restricted Payments to the extent used to repay, redeem or repurchase the Parent Loan, including any accrued interest, premiums, fees or expenses payable in connection therewith;

(iv)                              prepay the Term Loans or any Additional Term Loans on a pro rata basis;

(v)                                 repay other Indebtedness of the Borrower and the Subsidiaries;

(vi)                              prepay any Revolving Loans pursuant to Section 2.7(a), subject to Section 7.14(c) below; and

(vii)                           for general corporate purposes of the Borrower or any of the Subsidiaries (which shall not include Restricted Payments to any equity holders of Insight Holdings), provided that (i) the Leverage Ratio for the fiscal quarter of the Borrower most recently ended with respect to which a delivery requirement for a compliance certificate pursuant to Section 6.1(c) has arisen (or, prior to the due date for the first such compliance certificate, as of the most recently ended fiscal quarter of the Borrower for which financial statements are available) is less than 6.50:1.00 and (ii) not more than $50,000,000 is applied pursuant to this clause (vii);

provided, that any payment, redemption or repurchase of Indebtedness permitted by this paragraph (b) may be structured or characterized as an assumption, repayment, redemption or repurchase of such Indebtedness by Comcast or any of its Affiliates (that are not any of Parent, Borrower or any Subsidiary either before or after giving effect to the consummation of the Exit Event), and the Administrative Agent and the Lenders hereby consent to such any such structuring or characterization hereunder.  It is understood that any payment, redemption or repurchase of Indebtedness permitted by this paragraph (b) may be structured or characterized so as to minimize the income and gain recognized as a result of the Exit Event.

(c)                                  The Borrower may use the proceeds of any Revolving Loan Borrowings to make Restricted Payments for the purposes set forth in clause (i), (ii) or (iii) of Section 7.14(b), so long as on the same day as making any such Restricted Payments with the proceeds of such Revolving Loan Borrowings the Borrower is able to and does prepay outstanding Revolving Loans using the proceeds of cash or Cash Equivalents received in the Exit Event such that the amount of Revolving Loans outstanding immediately after such prepayments is equal to the amount of Revolving Loans outstanding immediately prior to any such Revolving Loan Borrowings.

(d)                                 The borrower hereunder following consummation of the Exit Event shall be either (i) Insight Midwest Holdings, LLC or (ii) any other Person designated by Insight Midwest Holdings, LLC (the “Post-Exit Borrower”) that is organized under the laws of the State of New York or Delaware (or, to the extent reasonably approved by the Administrative Agent, any other State of the United States of America or the District of Columbia).

(e)                                  Each Person that receives assets not allocated to a TCI Exit Person in the Exit Event, if not the Borrower or a Subsidiary Guarantor prior to the Exit Event Effective Date, shall take actions analogous to those in Sections 5.1(a), (f), (g), (i), (j) and (k) and, if reasonably requested by the Administrative Agent, (h), prior to or substantially concurrently with the consummation of the Exit Event.

(f)                                    It is understood and agreed that any action taken in furtherance of the consummation of the Exit Event that results in a breach of any covenant set forth in Article 6 or 7 of this Agreement (other than a breach of Section 6.1, 7.12 or 7.13) shall not constitute a breach under this Agreement or an Event of Default if (i) such action is required, in the good faith judgment of the Borrower, to consummate the Exit Event and (ii) such breach is cured substantially contemporaneously with the taking of such action.

(g)                                 The Administrative Agent shall promptly provide copies of the Exit Event Notice to the Lenders.

ARTICLE 8

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)                                  the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrower shall fail to pay any interest on any Loan or on any reimbursement obligation in respect of any LC Disbursement or any fee, commission or any other amount (other than an amount referred to in paragraph (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)                                  any representation or warranty made or deemed made by or on behalf of any Loan Party or any other Subsidiary in or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, or in any certificate furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)                                 the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.2(a), Section 6.13 or in Article 7;

(e)                                  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in paragraph (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after a Responsible Officer shall have obtained actual knowledge thereof);

(f)                                    any Loan Party or any Material Subsidiary of a Loan Party shall fail to make any payment (whether of principal or interest) in respect of any Material Obligations, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g)                                 any event or condition occurs that results in any Material Obligations becoming due prior to its scheduled maturity or payment date, or that enables or permits the holder or holders of any Material Obligations or any trustee or agent on its or their behalf to cause any Material Obligations to become due prior to its scheduled maturity or payment date or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (in each case after (x) the giving of any applicable notice and (y) giving effect to any applicable grace period), provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer or other disposition of the property or assets securing such Indebtedness;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, the Borrower, any Material Subsidiary or any issuer of any outstanding 9¾% Senior Notes (or any Refinancing Indebtedness in respect thereof)  (to the extent any Holding Company has an obligation to pay the 9¾% Senior Notes or such Refinancing Indebtedness) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower, any Material Subsidiary or any issuer of any outstanding 9¾% Senior Notes (or any Refinancing Indebtedness in respect thereof) (to the extent any Holding Company has any obligation to pay the 9¾% Senior Notes or such Refinancing Indebtedness) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     the Parent, the Borrower, any Material Subsidiary or any issuer of any outstanding 9¾% Senior Notes (or any Refinancing Indebtedness in respect thereof) (to the extent any Holding Company has any obligation to pay the 9¾% Senior Notes or such Refinancing Indebtedness), shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower, any Material Subsidiary or any

issuer of any outstanding 9¾% Senior Notes (or any Refinancing Indebtedness in respect thereof) (to the extent any Holding Company has any obligation to pay the 9¾% Senior Notes or such Refinancing Indebtedness), or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                     the Parent, the Borrower, any Material Subsidiary or any issuer of any outstanding 9¾% Senior Notes (or any Refinancing Indebtedness in respect thereof) (to the extent any Holding Company has any obligation to pay the 9¾% Senior Notes or such Refinancing Indebtedness), shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                  one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against the Parent, the Borrower, any Subsidiary or any issuer of any outstanding 9¾% Senior Notes (or any Refinancing Indebtedness in respect thereof) (to the extent any Holding Company has any obligation to pay the 9¾% Senior Notes or such Refinancing Indebtedness), or any combination thereof (which shall not be fully covered by insurance without taking into account any applicable deductibles) and the same shall remain undischarged or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent, the Borrower, or any Subsidiary to enforce any such judgment;

(l)                                     an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to result in a Material Adverse Effect;

(m)                               any Loan Document shall cease, for any reason, to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party shall so assert in writing;

(n)                                 any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party in writing not to be, a valid and, except to the extent otherwise permitted by the Security Agreement, perfected Lien on any Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Agreement or any foreclosure, distraint, sale or similar proceedings have been commenced with respect to any Collateral;

(o)                                 a Change in Control shall have occurred; or

(p)                                 the failure of the Redemption to occur on or before the date that is 45 days following the Closing Date (other than by reason of any Lender’s failure to extend the A Delayed Draw Term Loans or B Delayed Draw Term Loans), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent or any Lender to the Borrower;

then, and in every such event (other than an event described in paragraph (h) or (i) of this Article with respect to the Borrower), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments (other than the A Delayed Draw Term Loan Commitments and the B Delayed Draw Term Loan Commitments), and thereupon such Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraph (h) or (i) of this Article, such Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE 9

THE ADMINISTRATIVE AGENT

Each Credit Party hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Credit Parties as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any of the Subsidiaries or any other Loan Party that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Credit Parties as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Credit Party (and, promptly after its receipt of any such notice, it shall give each Credit Party and the Borrower notice thereof), and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth therein,

(iv) the validity, enforceability, effectiveness or genuineness thereof or any other agreement, instrument or other document or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent, provided that no such delegation shall serve as a release of the Administrative Agent or waiver by the Borrower of any rights hereunder.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Credit Parties and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), unless an Event of Default shall have occurred and be continuing, in which case no consent of the Borrower shall be required, to appoint a successor from among the Lenders reasonably acceptable to the Borrower.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Credit Parties, appoint a successor Administrative Agent reasonably acceptable to the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), unless an Event of Default shall have occurred and be continuing, in which case no consent of the Borrower shall be required, from among the Lenders or an Affiliate of any such Lender with minimum capital and undivided surplus of not less than $500,000,000.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Credit Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Credit Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Credit Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Credit Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document, any related agreement or any document furnished thereunder.

Notwithstanding anything in any Loan Document to the contrary, no Agent (other than the Administrative Agent) acting in such capacity shall have any duty or obligation under the Loan Documents.

Each Lender and Issuing Bank irrevocably authorizes the Administrative Agent, at its option and in its discretion (i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than contingent or indemnification obligations not then due) and the expiration, termination or cash collateralization of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted under the Loan Documents, or (C) if approved, authorized or ratified in writing by the Required Lenders; and (ii) to release any Loan Party from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Documents pursuant to this Section.

The Platform referred to in the last paragraph of Section 6.1 is provided “as is” and “as available.”  The Agents do not warrant the accuracy or completeness of any electronic communications made on the Platform, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in such electronic communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with such electronic communications or the Platform.

ARTICLE 10

MISCELLANEOUS

Section 10.1.                             Notices

Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to the last paragraph of this Section 10.1), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(a)                                  if to the Borrower, to it at 810 Seventh Avenue, New York, New York 10019, Attention of John Abbot, Chief Financial Officer (Facsimile No. (917) 286-2301) and Elliot Brecher, Senior Vice President and General Counsel (Facsimile No. (917) 286-2301), with a copy to Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, Attention of:  Gregory H. Woods, III, Esq., Facsimile No. (212) 909-6838; and Dow Lohnes PLLC, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, DC 20036, Attention of: J. Kevin Mills, Esq. (Facsimile No. (202) 776-4847)

(b)                                 if to the Administrative Agent, or BNY as Issuing Bank or Swingline Lender, to it at One Wall Street, 18th Floor, New York, New York 10286, Attention of: Ramona Washington Telephone No. ((212) 635-4699); Facsimile No. ((212) 635-6365), with a copy to The Bank of New York, at One Wall Street, 16th Floor, New York, New York 10286, Attention of: Stephen Nettler Telephone No. ((212) 635-8699); Facsimile No. ((212) 635-8593), with a copy to Cahill

Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005, Attention of William M. Hartnett, Esq. (Telephone No. (212) 701-3000, Facsimile No. (212) 269-5420) and Michael Becker, Esq. (Telephone No. (212) 701-3000, Facsimile No. (212) 269-5420); and

(c)                                  if to any other Credit Party, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Notices and other communications to the Lenders and the Issuing Banks hereunder may also be delivered or furnished by electronic communications (including e-mail and Internet or intranet website) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article 2 if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 10.2.                             Waivers; Amendments

(a)                                  No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, extension or renewal of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

(b)                                 Except as provided in paragraphs (d), (e) and (f) of Section 2.1 with respect to Additional Term Loans and Section 2.5(d) with respect to a new Revolving Commitment, neither any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders, provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or any reimbursement obligation with respect to an LC Disbursement, or reduce the rate of any interest thereon (other than any waiver of default interest payable pursuant to Section 3.1(b)), or reduce any fees, payable hereunder, without the written consent of each Credit Party directly and adversely affected thereby, (iii) postpone any scheduled principal payment date or postpone any other payment at stated maturity of any Loan or the date of payment of any reimbursement obligation with respect to an LC Disbursement, any interest (other than any waiver of default interest) or any fees payable hereunder, or reduce (other than any waiver of default interest) the amount of, or waive or excuse any such payment, without the written consent of each Credit Party directly and adversely affected thereby, (iv) change any provision hereof in a manner that would alter the pro rata sharing of payments required by Section 2.11(b), the application of mandatory prepayments required by Section 2.7(b), or the pro rata reduction of Revolving Commitments required by Section 2.5(d), without the written consent of each Credit Party directly and adversely affected thereby, (v) change any of the provisions of this Section or reduce the percentage set forth in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that an amendment shall not be deemed to change such provisions to the extent it effects an increase in the commitment of any Lender(s) or in the aggregate amount of the commitments of any class), (vi) release the Parent or any material Subsidiary Guarantor from its Guarantee under the Guarantee Documents (except as expressly provided herein or in the Security Documents or the Guarantee Documents), or limit its liability in respect of such Guarantee, without the written consent of each Lender, or (vii) release all or substantially all of the Collateral from the Liens of the Loan Documents, without the written consent of each Lender, and provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, an Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as applicable, (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one Class of Lenders (but not of any other Class of Lenders) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (C) any amendment or modification of defined terms used in the Financial Covenants shall require the consent only of the Borrower and the Required Lenders.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without its consent and the principal amount of any outstanding Loans (or the rate of interest thereon) or fee of such Defaulting Lender shall not be decreased without such Defaulting Lender’s consent.

(c)                                  In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lenders and the Administrative Agent, require each of the Non-Consenting Lenders to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and that shall consent to the Proposed Change, provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent(s) shall not unreasonably be withheld, conditioned or delayed, (b) each Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.4(b).

(d)                                 Notwithstanding anything to the contrary contained in this Section, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement (it being understood that no Lender shall have any obligation to provide or to commit to provide all or any portion of any such additional credit facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, Revolving Loans and any Additional Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e)                                  In addition, notwithstanding anything to the contrary contained in this Section, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus all accrued and unpaid interest thereon and the amount of any premium necessary to accomplish such refinancing and expenses incurred in connection therewith), (b) the Applicable Margin (or similar interest rate spread) for such Replacement Term Loans shall not be higher than the Applicable Margin (or similar interest rate spread) for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

(f)                                    Further, notwithstanding anything to the contrary contained in this Section, if within sixty (60) days following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of any of the Loan Documents, then the Administrative Agent (acting in its sole discretion) and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

(g)                                 Any Lender may authorize the Administrative Agent to sign any amendment, modification or waiver hereto in any authorization form agreed to by the Borrower and the Administrative agent and no Lender shall be entitled to see any other Lender’s authorization form.

Section 10.3.                             Expenses; Indemnity; Damage Waiver

(a)                                  The Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of (x) Cahill Gordon & Reindel LLP, special counsel for the Joint Lead Arrangers and Joint Book Runners, in connection with the preparation and syndication of the credit facilities provided for herein and (y) counsel for the Administrative Agent in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions of any Loan Document, (ii) all reasonable and documented out-of-pocket costs and expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs expenses incurred by any Credit Party, including the reasonable and documented fees, charges and disbursements of a single firm of counsel for the Credit Parties (unless a conflict exists, in which case, the reasonable and documented fees, charges and disbursements of reasonably necessary additional counsel for the affected Credit Parties shall be covered), in connection with the enforcement or protection of its rights in connection with the Loan Documents during the continuation of an Event of Default, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 The Borrower shall indemnify each Credit Party and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of a single firm of counsel for the Indemnitees (unless a conflict exists, in which case, reasonable and documented fees, charges and disbursements of reasonably necessary additional counsel for the affected Indemnitees shall be covered), but excluding Taxes, which are governed by Section 3.7, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds thereof including any refusal of an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent, the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Parent, the Borrower or any of the Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (B) any claims of such Indemnitee against any other Indemnitee and/or (C) the breach by such Indemnitee of its obligations hereunder or under any other Loan Document.

(c)                                  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Revolving Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as applicable, an amount equal to the product of such unpaid amount multiplied by a fraction, the numerator of which is such Revolving Lender’s Total Credit Exposure and the denominator of which is the aggregate Total Credit Exposure of all Revolving Lenders (in each case determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, in the event that no Revolving Lender shall have any Total Credit Exposure at such time, as of the last time at which any Revolving Lender had a Total Credit Exposure), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d)                                 To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct and actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or any Letter of Credit or the use of the proceeds thereof.

(e)                                  All amounts due under this Section shall be payable promptly but in no event later than ten Business Days after written demand therefor.

Section 10.4.                             Successors and Assigns

(a)                                  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party) any legal or equitable right, remedy or claim under or by reason of any Loan Document.

(b)                                 Any Lender may assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment or obligations in respect of its LC Exposure, A Term Commitment, B Term Commitment and/or Additional Term Loan Commitment and the Loans at the time owing to it), provided that (i) except in the case of an assignment to a Lender or an Affiliate or Approved Fund of any Lender, each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or any portion of a Revolving Commitment or obligations in respect of its LC Exposure, each Issuing Bank and, in the case of an assignment of all or any portion of a Revolving Commitment or obligations in respect of its Swingline Exposure, the Swingline Lender) must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate or Approved Fund of any Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment, the amount of the Revolving Commitment and A Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and after giving effect to such assignment such Lender shall have a Revolving Commitment and A Term Loans outstanding equal to at least $5,000,000 unless the Borrower and the Administrative Agent otherwise consent, (iii) except in the case of an assignment to a Lender or an Affiliate or Approved Fund of any Lender, the amount of the B Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 without the consent of the Borrower and the Administrative Agent, (iv) except in the case of an assignment to a Lender or an Affiliate or Approved Fund of any Lender or an assignment of the entire remaining amount of the assigning Lender’s Additional Term Loan Commitment, the amount of the Additional Term Loan Commitment and Additional Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 without the consent of the Borrower and the Administrative Agent, (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance together with a processing and recordation fee of $3,500, provided that in the case of assignments on the same day by a Lender to more than one fund managed or advised by the same investment advisor, such assignments shall be deemed to be a single assignment for purposes of the calculation and payment of such processing and recordation fee, provided further that no such fee shall be payable in connection with any assignments by any of the Arrangers or their respective Affiliates in connection with the primary syndication of the Loans hereunder, and (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, and provided further, that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under paragraphs (a), (b), (h) or (i) of Article 8 has occurred and is continuing.  Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under the Loan Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under the Loan Documents (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto but shall continue to be subject to the obligations under and be entitled to the benefits of Sections 3.5, 3.6, 3.7 and 10.3).  Any assignment or transfer by a Lender of rights or obligations under the Loan Documents that does not comply with this paragraph shall be treated for purposes of the Loan Documents as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)                                  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent demonstrable error, and the Borrower and each Credit Party shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Credit Party, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)                                  Any Lender may, without the consent of the Borrower or any Credit Party, sell participations to one or more banks or other financial institutions (each such bank or other financial institution being called a “Participant”) in all or a portion of such Lender’s rights and obligations under the Loan Documents (including all or a portion of its Revolving Commitment, LC Exposure and outstanding Revolving Loans, A Term Loans, B Term Loans and Additional Term Loans owing to it), provided that (i) such Lender’s obligations under the Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties and the Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of any Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b) that affects such Participant.  Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.5, 3.6 and 3.7 (and shall have the related obligations thereunder) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.11(c) as though it were a Lender.

(f)                                    A Participant shall not be entitled to receive any greater payment under Section 3.5 or 3.7 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the Borrower has expressed prior written consent to such greater payment. Notwithstanding the foregoing, a Lender which is required to acquire a participation pursuant to Section 2.11(c) shall be entitled to payment under Section 3.5 or 3.7 with respect to such participation proportionately to the same extent as such Lender is entitled to payment under Section 3.5 or 3.7, as applicable, with respect to its interest in the Loans other than such participation. A Participant shall not be entitled to the benefits of Section 3.7 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.7(e) and (f) as though it were a Lender.

(g)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations under the Loan Documents or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)                                 No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Borrower if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

Section 10.5.                             Survival

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans and the issuance of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any LC Disbursement or any fee or any other amount payable under the Loan Documents is outstanding and unpaid (other than contingent or indemnification obligations not then due) or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 3.5, 3.6, 3.7 and 10.3, 10.9, 10.10 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the LC Disbursements, the expiration or termination of the Letters of Credit and the termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.6.                             Counterparts; Integration; Effectiveness

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to any Credit Party constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Delivery of an executed counterpart of this Agreement by facsimile transmission or electronic photocopy (i.e., “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.  Notwithstanding the foregoing, each Lender by signing a Lender Authorization with the Administrative Agent shall be deemed to have been a signatory hereto.  Each Lender signatory to a Lender Authorization agrees that such Lender shall not be entitled to receive a copy of any other Lender’s Lender Authorization.

Section 10.7.                             Severability

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).

Section 10.8.                             Right of Setoff

If an Event of Default under Section 8(a) or (f) shall have occurred and be continuing, each of the Lenders and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by it, irrespective of whether or not it shall have made any demand under this Agreement and although such obligations may be unmatured.  Each Lender and Affiliate agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that it may have.

Section 10.9.                             Governing Law; Waiver of Jury Trial

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 10.10.                       Submission To Jurisdiction; Waivers

Each party hereto hereby irrevocably and unconditionally:

(a)                                  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.1 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

Section 10.11.                       Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12.                       Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.13.                       Patriot Act

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information regarding the Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Administrative Agent.

Section 10.14.                       Confidentiality

(a)                                  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee under Section 10.4 or pledgee under Section 10.4(g) of or Participant in (or trustee for such assignee, pledge or Participant), or any prospective assignee under Section 10.4 or pledgee under Section 10.4(g) of or Participant in (or trustee for such assignee, pledge or Participant), any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower (other than a source actually known by such disclosing Person to be bound by confidentiality provisions comparable to those set forth in this Section 10.14). For the purposes of this Section, “Information” means all information received from or on behalf of the Borrower relating to the Borrower, any Loan Party or any of their Affiliates or their respective businesses, other than any such information that is available to the Administrative Agent, Issuing Bank or Lender on a non-confidential basis prior to disclosure by or on behalf of the Borrower (other than from a source actually known by such party to be bound by confidentiality obligations). Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)                                 EACH LENDER ACKNOWLEDGES THAT CONFIDENTIAL INFORMATION AS DEFINED IN SECTION 10.14 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)                                  ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR AFFILIATES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS

IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE DELIVERED TO THE ADMINISTRATIVE AGENT A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INSIGHT MIDWEST HOLDINGS, LLC

By:	Insight Midwest L.P., its sole member
By:	Insight Communications Company, L.P.,
its sole general partner
By:	Insight Communications Company, Inc.,
its sole general partner

By:	/s/ John Abbot
	Name:	John Abbot
	Title:	Executive Vice President and
Chief Financial Officer

THE BANK OF NEW YORK, as a Lender, as
an Issuing Bank, and as Administrative Agent

By:	/s/ Stephen M. Nettler
	Name:	Stephen M. Nettler
	Title:	Managing Director

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Peter M. Ling
	Name:	Peter M. Ling
	Title:	Managing Director

J.P. MORGAN SECURITIES INC., as Co-Syndication Agent, Joint Lead Arranger and Joint Bookrunner

By:	/s/ Robert Anastasio
	Name:	Robert Anastasio
	Title:	Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Christopher Ray
	Name:	Christopher Ray
	Title:	Vice President

MORGAN STANLEY BANK, as a Lender

By:	/s/ Daniel Twenge
	Name:	Daniel Twenge
	Title:	Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, as a Lender

By:	/s/ Daniel Twenge
	Name:	Daniel Twenge
	Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ John D. Brady
	Name:	John D. Brady
	Title:	Director

THE ROYAL BANK OF SCOTLAND PLC, as a Lender and as Co-Documentation Agent

By:	/s/ Andrew Wynn
	Name:	Andrew Wynn
	Title:	Managing Director

BARCLAYS BANK PLC, as a Lender

By:	/s/ Nicholas Bell
	Name:	Nicholas Bell
	Title:	Director

CALYON NEW YORK, as a Lender

By:	/s/ Tanya Crossley
	Name:	Tanya Crossley
	Title:	Managing Director

By:	/s/ John McCloskey
	Name:	John McCloskey
	Title:	Managing Director

FIFTH THIRD BANK, as a Lender

By:	/s/ George B. Davis
	Name:	George B. Davis
	Title:	Vice President

BNP PARIBAS, as a Lender

By:	/s/ Gregg Bonardi
	Name:	Gregg Bonardi
	Title:	Director

By:	/s/ Ola Anderssen
	Name:	Ola Anderssen
	Title:	Director

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/s/ Karl Kieffer
	Name:	Karl Kieffer
	Title:	Duly Authorized Signatory